                                                                    EXHIBIT 10.1





================================================================================





                                CREDIT AGREEMENT

                                  DATED AS OF

                               FEBRUARY 28, 1997

                                     AMONG

                            STC BROADCASTING, INC.,
                                  AS BORROWER,

                           THE LENDERS PARTY HERETO,

                          NATIONSBANK OF TEXAS, N.A.,
                             AS DOCUMENTATION AGENT

                                      AND

                           THE CHASE MANHATTAN BANK,
                    AS ADMINISTRATIVE AND SYNDICATION AGENT

                          ____________________________

                             CHASE SECURITIES INC.,
                                  AS ARRANGER

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
                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
 SECTION 1.        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1       Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2       Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

 SECTION 2.        AMOUNT AND TERMS OF COMMITMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.1       Term Loan Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.2       Procedure for Term Loan Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.3       Repayment of Term Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.4       Revolving Credit Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.5       Procedure for Revolving Credit Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.6       Commitment Fees, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.7       Termination or Reduction of Revolving Credit Commitments . . . . . . . . . . . . . . . . . . . . .  24
         2.8       Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.9       Mandatory Prepayments and Commitment Reductions  . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.10      Conversion and Continuation Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.11      Minimum Amounts and Maximum Number of Eurodollar Tranches  . . . . . . . . . . . . . . . . . . . .  27
         2.12      Interest Rates and Payment Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.13      Computation of Interest and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.14      Inability to Determine Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.15      Pro Rata Treatment and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.16      Requirements of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.17      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         2.18      Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         2.19      Change of Lending Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         2.20      Replacement of Lenders under Certain Circumstances . . . . . . . . . . . . . . . . . . . . . . . .  34

 SECTION 3.        LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.1       L/C Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.2       Procedure for Issuance of Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.3       Commissions, Fees and Other Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.4       L/C Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.5       Reimbursement Obligation of the Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         3.6       Obligations Absolute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         3.7       Letter of Credit Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         3.8       Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

 SECTION 4.        REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.1       Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.2       No Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.3       Corporate Existence; Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.4       Corporate Power; Authorization; Enforceable Obligations  . . . . . . . . . . . . . . . . . . . . .  39
         4.5       No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.6       No Material Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.7       No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.8       Ownership of Property; Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.9       Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         4.10      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.11      Federal Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.12      Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.13      ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.14      Investment Company Act; Other Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.15      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.16      Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.17      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.18      Accuracy of Information, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.19      Security Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.20      Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.21      Senior Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.22      Regulation H . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.23      Station Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

 SECTION 5.        CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.1       Conditions to Initial Extension of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.2       Conditions to Each Extension of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

 SECTION 6.        AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         6.1       Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         6.2       Certificates; Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.3       Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         6.4       Conduct of Business and Maintenance of Existence, etc. . . . . . . . . . . . . . . . . . . . . . .  53
         6.5       Maintenance of Property; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.6       Inspection of Property; Books and Records; Discussions . . . . . . . . . . . . . . . . . . . . . .  53
         6.7       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.8       Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.9       Interest Rate Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.10      Additional Collateral, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         6.11      WTOV-TV Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

 SECTION 7.        NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         7.1       Financial Condition Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         7.2       Limitation on Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         7.3       Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         7.4       Limitation on Fundamental Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         7.5       Limitation on Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         7.6       Limitation on Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         7.7       Limitation on Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         7.8       Limitation on Investments, Loans and Advances  . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         7.9       Limitation on Optional Payments and Modifications of Debt Instruments, etc.  . . . . . . . . . . .  64
         7.10      Limitation on Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         7.11      Limitation on Sales and Leasebacks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         7.12      Limitation on Changes in Fiscal Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         7.13      Limitation on Negative Pledge Clauses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         7.14      Limitation on Lines of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

         7.15      Limitation on Amendments to Constituent and Acquisition Documents  . . . . . . . . . . . . . . . .  65

 SECTION 8.        EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

 SECTION 9.        THE AGENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.1       Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.2       Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.3       Exculpatory Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.4       Reliance by Administrative Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.5       Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         9.6       Non-Reliance on Agents and Other Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         9.7       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         9.8       Agent in Its Individual Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         9.9       Successor Administrative Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         9.10      Documentation Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

 SECTION 10.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         10.1      Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         10.2      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         10.3      No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.4      Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.5      Payment of Expenses and Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.6      Successors and Assigns; Participations and Assignments . . . . . . . . . . . . . . . . . . . . . .  74
         10.7      Adjustments; Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.8      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.9      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.10     Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.11     GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.12     Submission To Jurisdiction; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.13     Acknowledgements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         10.14     WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         10.15     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         10.16     FCC Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         10.17     Release of Preferred Pledge Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

ANNEX A            Pricing Grid Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

SCHEDULES:
1.1A                Commitments
1.1B                Mortgaged Property
1.1C                Consolidated EBITDA Prior to Closing Date
4.4                 Consents, Authorizations, Filings and Notices
4.6                 Litigation
4.12                Labor Matters
4.15                Subsidiaries
4.17                Environmental Matters
4.19(a)             UCC Filing Jurisdictions
4.19(b)             Mortgage Filing Jurisdictions
4.23                Station Licenses
5.1(s)              License Subsidiary Licenses
7.2(e)              Existing Indebtedness
7.3(f)              Existing Liens
7.8(g)              Existing Investments


EXHIBITS:

A-1                 Form of Guarantee and Collateral Agreement
A-2                 Form of Pledge Agreement
B                   Form of Compliance Certificate
C                   Form of Closing Certificate
D-1                 Form of Mortgage -- Borrower
D-2                 Form of Mortgage -- Subsidiary Guarantor
E                   Form of Assignment and Acceptance
F                   Form of Legal Opinion of Weil, Gotshal & Manges
G-1                 Form of Term Note
G-2                 Form of Revolving Credit Note

                    CREDIT AGREEMENT, dated as of February 28, 1997, among STC BROADCASTING, INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), NATIONSBANK OF TEXAS, N.A., as documentation agent (in such capacity, the "Documentation Agent"), and THE CHASE MANHATTAN BANK, as administrative and syndication agent for the Lenders hereunder.

                    The parties hereto hereby agree as follows:


                            SECTION 1.  DEFINITIONS

                    1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                    "ABR":  for any day, a rate per annum (rounded upwards,
                if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base
                CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York
                (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release
                H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

                        "ABR Loans":  Loans the rate of interest applicable to
                    which is based upon the ABR.

                        "Acquisition Agreements":  the collective reference to
                    the Multi-Station Acquisition Agreement and the WTOV-TV Acquisition Agreement.

                        "Acquisitions":  the collective reference to the
                    Multi-Station Acquisition and the WTOV-TV Acquisition.

                        "Adjustment Date":  as defined in the Pricing Grid.

                        "Administrative Agent":  Chase, together with its
                    affiliates, as the arranger of the Commitments and as the administrative and syndication agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

                        "Affiliate":  as to any Person, any other Person which,
                    directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 51% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                        "Agents":  the collective reference to the
                    Administrative Agent and the Documentation Agent.

                        "Agreement":  this Credit Agreement, as amended,
                    supplemented or otherwise modified from time to time.

                        "Applicable Margin":  for ABR Loans, 1.50%, and for
                    Eurodollar Loans, 2.75%; provided, that on and after the first Adjustment Date occurring after the Closing Date, the Applicable Margin will be determined pursuant to the Pricing Grid.

                        "Application":  an application, in such form
                    (reasonably acceptable to the Borrower) as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

                        "Asset Sale":  any sale, transfer or other disposition
                    (including any sale and leaseback of assets and any sale of accounts receivable in connection with a receivable financing transaction) by the Borrower or any of its Subsidiaries of any property of the Borrower or any such Subsidiary (including property subject to any Lien under any Security Document), other than as permitted pursuant to subsection 7.5(a), (b) (provided that, except with respect to the loss or condemnation of all or substantially all of the assets of the Borrower and its Subsidiaries, the proceeds from such casualty or condemnation (including insurance) are used to replace or rebuild the lost or condemned assets within the time period specified in subsection 2.9(b)) or (c) through (e).

                        "Assignee":  as defined in subsection 10.6(c).

                        "Assignor":  as defined in subsection 10.6(c).

                        "Available Revolving Credit Commitment":  as to any
                    Lender at any time, an amount equal to (a) such Lender's Revolving Credit Commitment minus (b) such Lender's Revolving Extensions of Credit.

                        "Board":  the Board of Governors of the Federal Reserve
                    System of the United States (or any successor).

                        "Borrowing Date":  any Business Day specified by the
                    Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

                        "Broadcast Cash Flow":  for any period, Consolidated
                    EBITDA for such period plus Corporate Overhead for such period.

                        "Business":  as defined in subsection 4.17(b).

                        "Business Day":  a day other than a Saturday, Sunday or
                    other day on which commercial banks in New York City are authorized or required by law to close, provided that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which commercial banks are not open for dealing in Dollar deposits in the London interbank market.

                        "Capital Contribution":  as defined in subsection
                    5.1(c).

                        "Capital Contribution Agreement":  as defined in
                    subsection 5.1(c).

                        "Capital Expenditures":  for any period, with respect
                    to any Person, the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period), excluding the Acquisitions, which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries. For purposes of this definition, the following items will be excluded from the definition of "Capital Expenditures": (i) Capital Expenditures to the extent funded by insurance proceeds, (ii) Capital Expenditures to the extent made through barter transactions and (iii) for purposes of subsections 7.1(c) and 7.7, Capital Expenditures made in 1997 that were deferred Capital Expenditures from the 1996 fiscal year in the amount of $300,000.

                        "Capital Lease Obligations":  as to any Person, the
                    obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                        "Capital Stock":  any and all shares, interests,
                    participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                        "Cash Equivalents":  (a) marketable direct obligations
                    issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers' acceptances and repurchase agreements, or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services or P-2 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) money market accounts or funds with or issued by Qualified Issuers; (e) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above and (f) demand deposit accounts maintained in the ordinary course of business with any Lender or with any bank that is not a Lender not in excess of $100,000 in the aggregate on deposit with such Lender or any such bank.

                        "C/D Assessment Rate":  for any day as applied to the
                    Base CD Rate, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by Chase to be payable on such day to the Federal Deposit Insurance Corporation or any successor (the "FDIC") for the FDIC's insuring time deposits made in Dollars at offices of Chase in the United States.

                        "C/D Reserve Percentage":  for any day as applied to
                    the Base CD Rate, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a member of the Federal Reserve System in New York City with deposits exceeding one billion Dollars in respect of new non-personal time deposits in Dollars having a three month maturity and in an amount of $100,000 or more.

                        "Change of Control":  Hicks Muse, its principals and
                    Affiliates and management of Holdings and the Borrower ("HMTF") shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings, provided that the occurrence of the foregoing event shall not be deemed a Change of Control if (a) at any time prior to the consummation of an Initial Public Offering, and for any reason whatever, (i) HMTF otherwise has the right to designate (and does so designate) a majority of the board of directors of Holdings or (ii) HMTF and their employees, directors and officers (the "HMTF Group") own of record and beneficially an amount of common stock of Holdings equal to at least 50% of the amount of common stock of Holdings owned by the HMTF Group of record and beneficially as of the Closing Date and such ownership by the HMTF Group represents the largest single block of voting securities of Holdings held by any Person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or (b) at any time after the consummation of an Initial Public Offering, and for any reason whatever, (i) no "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding the HMTF Group, shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of the greater of
                    (x) 15% of the shares outstanding or (y) the percentage of the then outstanding voting stock of Holdings owned by the HMTF Group and (ii) the board of directors of Holdings shall consist of a majority of Continuing Directors.

                        "Chase":  The Chase Manhattan Bank.

                        "Closing Date":  February 28, 1997.

                        "Code":  the Internal Revenue Code of 1986, as amended
                    from time to time.

                        "Commitment":  as to any Lender, the sum of the Term
                    Loan Commitment and the Revolving Credit Commitment of such Lender.

                        "Commitment Fee Rate":  1/2 of 1% per annum, provided
                    that upon and after issuance of the Senior Subordinated Notes and the payment in full of the Term Loans, the Commitment Fee Rate shall be 3/8 of 1% per annum.

                        "Commonly Controlled Entity":  an entity, whether or
                    not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

                        "Compliance Certificate":  a certificate duly executed
                    by a Responsible Officer substantially in the form of Exhibit B.

                        "Consolidated Cash Interest Expense":  for any period,
                    Consolidated Interest Expense (including, without limitation, that attributable to Capital Lease Obligations but excluding capitalized financing fees) for such period
                    (a) minus, in each case to the extent included in determining such Consolidated Interest Expense for such period, the sum of the following: (i) non-cash expenses for interest payable in kind and (ii) amortization of debt discount and fees and (b) plus the sum of cash payments made by Holdings or any of its Subsidiaries during such period in respect of the items referred to in clause (a)(i) of this definition to the extent previously subtracted pursuant to clause (a) of this definition (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Protection Agreements to the extent such net costs are allocable to such period in accordance with GAAP). Prior to the completion of 12 full calendar months after the Closing Date, Consolidated Cash Interest Expense will be annualized by multiplying Consolidated Cash Interest Expense for the number of then completed months after the Closing Date by a fraction, the numerator of which is 12 and the denominator of which is the number of months in such shorter period.

                        "Consolidated Current Assets":  at a particular date,
                    all amounts (other than cash, Cash Equivalents and the current portion of programming rights) which would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

                        "Consolidated Current Liabilities":  at a particular
                    date, all amounts which would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding
                    (a) the current portion of any Funded Debt and Film Obligations of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans to the extent otherwise included therein.

                        "Consolidated Debt Service": for any period, the sum of
                    Consolidated Cash Interest Expense plus any scheduled amortization payments on any Indebtedness made or payable during such period, but excluding mandatory prepayments on any such Indebtedness.

                        "Consolidated EBITDA":  for any period and as
                    determined on a consolidated basis, net revenues (defined as gross operating revenue plus rental income minus the sum of barter and trade revenue, agency and advertising commissions and sales representative fees) of Holdings and its Subsidiaries during such period, minus, with respect to such period and without duplication (i) operating expenses,
                    (ii) Corporate Overhead and (iii) Film Cash Payments. For purposes of this definition "net revenues", "operating expenses", Corporate Overhead and Film Cash Payments shall each be determined exclusive of (i) depreciation and amortization (including, without limitation, amortization of financing fees, film amortization and related write-off of programming and amortization in respect of Film Debt),
                    (ii) Consolidated Interest Expense, (iii) any other non-cash charges (including, without limitation, non-cash pension expense and non-cash compensation expense), (iv) income taxes accrued for such period, restructuring charges incurred for changes in capitalization, financing fees and closing costs associated with the Acquisitions, (v) barter and trade revenues and expenses and (vi) any extraordinary gains or losses, and any gains or losses from the sale or other disposition of assets. If during any period for which Consolidated EBITDA is being determined Holdings or any of its Subsidiaries shall have made a Permitted Acquisition or Permitted Disposition, then, for all purposes of this Agreement (other than for purposes of the definition of Consolidated EBITDA as used for purposes of making the calculations to determine (x) compliance with subsection 7.1(b) and (c) hereof, (y) Excess Cash Flow or
                    (z) Broadcast Cash Flow, for each of which purposes actual Consolidated EBITDA for the relevant period shall be used), Consolidated EBITDA shall be adjusted for the relevant period as if the relevant Permitted Acquisition or Permitted Disposition had been made or consummated on the first day of such period by such amount as shall be agreed between the Borrower and the Required Lenders (or, if the Borrower and the Required Lenders shall fail to agree to an amount within 30 days after the consummation of the Permitted Acquisition or Permitted Disposition, the actual amount of Consolidated EBITDA attributable to the Station or Stations which are the subject of such Permitted Acquisition or Permitted Disposition). For all purposes of this Agreement (other than for purposes of determining Consolidated EBITDA as used in the definition of Excess Cash Flow), any Film Cash Payments to the extent consisting of an up-front payment made with respect to a Film Obligation incurred during such period, shall not be deducted in determining Consolidated EBITDA for such period but shall instead (x) in the event such contract has a term of twelve months or less, be amortized over the term of such contract and (y) in the event such contract has a term of more than twelve months, be amortized over the term of such contract (or, if shorter, the pay period of such contract), and in the case of both (x) and (y), only the portion of such Film Cash Payments so amortized during such period shall be deducted in determining Consolidating EBITDA for such period. For purposes of determining the covenants set forth in subsection 7.1 prior to the completion of 12 full calendar months from the Closing Date, Consolidated EBITDA shall be deemed to equal actual Consolidated EBITDA for the period of completed fiscal months from the Closing Date plus, (i) for the Test Period ending March 31, 1997, $13,165,000 plus actual Consolidated EBITDA for February 1997 as agreed between the Borrower and the Administrative Agent, (ii) for the Test Period ending June 30, 1997, $9,240,000 plus actual Consolidated EBITDA for February 1997 as agreed between the Borrower and the Administrative Agent, (iii) for the Test Period ending September 30, 1997, $5,937,000 plus actual Consolidated EBITDA for February 1997 as agreed between the Borrower and the Administrative Agent and (iv) for the Test Period ending December 31, 1997, $575,000 plus actual Consolidated EBITDA for February 1997 as agreed between the Borrower and the Administrative Agent (which numbers in the foregoing items (i) through (iv) are based on actual Consolidated EBITDA of the Stations for the periods prior to the Closing Date set forth on Schedule 1.1C; provided that if the Borrower shall acquire and/or dispose of a Station Consolidated EBITDA shall be adjusted on a pro forma basis to reflect such acquisition and/or disposition as agreed between the Borrower and the Administrative Agent.

                        "Consolidated Fixed Charge Coverage Ratio":  for any
                    period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

                        "Consolidated Fixed Charges":  for any period, the sum
                    (without duplication) of (a) Consolidated Debt Service for such period, (b) Capital Expenditures made during such period and (c) any income taxes paid by Holdings or any of its Subsidiaries during such period, (d) any increases during such period in Consolidated Working Capital (minus any decreases during such period in Consolidated Working Capital) and (e) cash dividends paid during such period. Prior to the completion of 12 full calendar months after the Closing Date, Consolidated Fixed Charges will be annualized by multiplying Consolidated Fixed Charges for the number of then completed months after the Closing Date by a fraction, the numerator of which is 12 and the denominator of which is the number of months in such shorter period.

                        "Consolidated Interest Coverage Ratio":  for any
                    period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

                        "Consolidated Interest Expense":  for any period the
                    amount of interest expense, both expensed and capitalized, of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of its Indebtedness.

                        "Consolidated Leverage Ratio":  as at the last day of
                    any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

                        "Consolidated Total Debt":  at any date, the aggregate
                    principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP (including, without limitation and without duplication, all Film Debt).

                        "Consolidated Working Capital":  the excess of
                    Consolidated Current Assets over Consolidated Current Liabilities.

                        "Continuing Directors":  the directors of Holdings on
                    the Closing Date, after giving effect to the Acquisitions and the other transactions contemplated hereby, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors or such other director receives the vote of HMTF in his or her election by the shareholders of Holdings.

                        "Contractual Obligation":  as to any Person, any
                    provision of any security issued by such Person or of any agreement, instrument or other undertaking (including, without limitation, any undertaking made to the FCC) to which such Person is a party or by which it or any of its property is bound.

                        "Corporate Overhead:  for any period, that amount
                    classified on an income statement of the Borrower and its Subsidiaries as corporate overhead for such period (which shall be deemed to include, without duplication, the management fees of Hicks Muse and its Affiliates contemplated by subsection 7.10 and the compensation of senior management of Holdings referred to in subsection 5.1(u)(i) (other than with respect to John Purcell)) less any "development" expenses in conjunction with corporate development activities (such exclusion in any fiscal year to be limited to the lesser of (i) the actual amount of such expenses and (ii) $300,000).

                        "Default":  any of the events specified in Section 8,
                    whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                        "Dollars" and "$":  lawful currency of the United
                    States of America.

                        "ECF Percentage":  66-2/3%.

                        "Environmental Laws":  any and all applicable foreign,
                    Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                        "ERISA":  the Employee Retirement Income Security Act
                    of 1974, as amended from time to time.

                        "Eurocurrency Reserve Requirements":  for any day as
                    applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                        "Eurodollar Base Rate":  with respect to each day
                    during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loans to be outstanding during such Interest Period.

                        "Eurodollar Loans":  Loans the rate of interest
                    applicable to which is based upon the Eurodollar Rate.

                        "Eurodollar Rate":  with respect to each day during
                    each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                         Eurodollar Base Rate
                             ----------------------------------------
                             1.00 - Eurocurrency Reserve Requirements

                        "Eurodollar Tranche":  the collective reference to
                    Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                        "Event of Default":  any of the events specified in
                    Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                        "Excess Cash Flow":  for any fiscal year of the
                    Borrower, the excess, if any, of (a) Consolidated EBITDA for such fiscal year over (b) Consolidated Fixed Charges, plus or minus the cash portion of any extraordinary gains or losses incurred during such fiscal year without duplication of mandatory prepayments resulting from any transaction giving rise thereto.

                        "Excess Cash Flow Application Date":  as defined in
                    subsection 2.9(c).

                        "Facility":  each of (a) the Term Loan Commitments and
                    the Term Loans made thereunder (the "Term Loan Facility") and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the "Revolving Credit Facility").

                        "FCC":  the Federal Communications Commission or any
                    governmental authority substituted therefor.

                        "Federal Funds Effective Rate":  as defined in the
                    definition of "ABR".

                        "Film Cash Payments:  for any period, the sum
                    (determined on a combined basis in accordance with GAAP) of all scheduled payments made and to be made by Holdings or any of its Subsidiaries during such period on Film Obligations, excluding payments on Film Debt, which were existing as of, or have been incurred at any time after the Closing Date, as the same may be modified by the penultimate sentence of the definition of "Consolidated EBITDA".

                        "Film Debt":  as at any time, the sum of the scheduled
                    payments remaining at such time in respect of the programming Wonder Years, Empty Nest and Doogie Howser at the Michigan Station, which payments are in the amount of $63,535 and will fully amortize during the 1997 fiscal year of the Michigan Station.

                        "Film Obligations":  all obligations (other than Film
                    Debt) in respect of the purchase, use, license or acquisition of programs, programming materials, films and similar assets used in connection with the business and operation of Holdings and its Subsidiaries.

                        "Fund":  Hicks, Muse, Tate & Furst Equity Fund III,
                    L.P.

                        "Funded Debt":  as to any Person, all Indebtedness of
                    such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

                        "GAAP":  generally accepted accounting principles in
                    the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of the Borrower as of the date of determination, except that for purposes of subsection 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in subsection 4.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.
                    "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

                        "Governmental Authority":  any nation or government,
                    any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                        "Guarantee and Collateral Agreement":  the Guarantee
                    and Collateral Agreement to be executed and delivered by Holdings, the Borrower, each Subsidiary

                    Guarantor, substantially in the form of Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

                        "Guarantee Obligation":  as to any Person (the
                    "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

                        "Hicks Muse":  Hicks, Muse, Tate & Furst Incorporated.

                        "HMTF":  as defined in the definition of "Change of
                    Control".

                        "Holdings":  Sunrise Television Corp., a Delaware
                    corporation.

                        "Holdings Investors":  as defined in subsection 5.1(b).

                        "Incur":  as defined in subsection 7.2; and the term
                    "Incurrence" shall have a correlative meaning.

                        "Indebtedness":  of any Person at any date, without
                    duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations in respect of Film Debt (but excluding obligations in respect of Film Obligations), (h) the obligations of such Person under any Interest Rate Protection Agreement, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through
                    (h) above and (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and on which obligations such Person has recourse only to such property, provided, however, that the amount of such Indebtedness of any Person described in this clause (j) shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property or asset encumbered, as determined by such Person in good faith.

                        "Insolvency":  with respect to any Multiemployer Plan,
                    the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                        "Insolvent":  pertaining to a condition of Insolvency.

                        "Initial Public Offering":  an underwritten public
                    offering by Holdings of Capital Stock of Holdings pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

                        "Intellectual Property":  as defined in subsection 4.9.

                        "Interest Payment Date":  (a) as to any ABR Loan, the
                    last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of repayment thereof at final stated maturity.

                        "Interest Period":  as to any Eurodollar Loan, (a)
                    initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                           (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                           (ii) any Interest Period that would otherwise extend
                        beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Credit Termination Date or such due date, as applicable;

                           (iii) any Interest Period that begins on the last
                        Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                           (iv) the Borrower shall select Interest Periods so as
                        not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                        "Interest Rate Protection Agreement":  any interest
                    rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement, to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

                        "Issuing Lender":  Chase or any of its affiliates, in
                    its capacity as issuer of any Letter of Credit.

                        "L/C Commitment":  $20,000,000.

                        "L/C Fee Payment Date":  the last day of each March,
                    June, September and December and the last day of the Revolving Credit Commitment Period.

                        "L/C Obligations":  at any time, an amount equal to the
                    sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

                        "L/C Participants":  with respect to any Letter of
                    Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.

                        "Letters of Credit":  as defined in subsection 3.1(a).

                        "License Subsidiary":  (a) in the case of the Michigan
                    Station, the Rochester Station and the Salinas-Monterey Station, STC License Company, (b) in the case of the Steubenville Station, Smith Acquisition License Company and
                    (c) in the case of any Station acquired after the date hereof, the Subsidiary of a Borrower that shall hold the respective Station Licenses under the authority of which such Station is operated.

                        "Lien":  any mortgage, pledge, hypothecation,
                    assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                        "Loan":  any loan made by any Lender pursuant to this
                    Agreement.

                        "Loan Documents":  this Agreement, the Security
                    Documents and the Notes.

                        "Loan Parties":  Holdings, the Borrower and each
                    Subsidiary of the Borrower which is a party to a Loan Document.

                        "Majority Facility Lenders":  with respect to any
                    Facility, at least two Lenders which collectively are the holders of not less than 51% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the

                    Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, at least two Lenders which are collectively the holders of not less than 51% of the aggregate Revolving Credit Commitments).

                        "Majority Revolving Credit Facility Lenders":  the
                    Majority Facility Lenders in respect of the Revolving Credit Facility.

                        "Material Adverse Effect":  a material adverse effect
                    on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

                        "Materials of Environmental Concern":  any gasoline or
                    petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                        "Michigan Station":  television station WEYI-TV,
                    Channel 25, Flint-Saginaw, Michigan.

                        "Mortgaged Properties":  the real properties listed on
                    Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

                        "Mortgages":  each of the mortgages and deeds of trust
                    made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D-1 or D-2, as the case may be (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

                        "Multiemployer Plan":  a Plan which is a multiemployer
                    plan as defined in Section 4001(a)(3) of ERISA.

                        "Multi-Station Acquisition":  as defined in subsection
                    5.1(b).

                        "Multi-Station Acquisition Agreement":  the Asset
                    Purchase Agreement, dated as of November 4, 1996, by and among the Multi-Station Sellers and the Multi-Station Buyer.

                        "Multi-Station Buyer":  STV Acquisition Company, a
                    Delaware corporation and predecessor through name change to the Borrower.

                        "Multi-Station Sellers":  the collective reference to
                    Smith Television of Michigan, L.P., Smith Television of Michigan License, L.P., Smith Television of Rochester, L.P., Smith Television of Rochester License, L.P., Smith Television of Salinas-Monterey, L.P., Smith Television of Salinas- Monterey License, L.P.

                        "Net Cash Proceeds":  (a) in connection with any Asset
                    Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of purchase price adjustments reasonably expected to be payable in connection therewith and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, provided that, with respect to any issuance or sale of debt securities or instruments (other than the Senior Subordinated Notes) as described in this clause (b), to the extent that such cash proceeds are used to refinance any Indebtedness permitted by this Agreement, then such cash proceeds shall not constitute "Net Cash Proceeds" for the purpose of this Agreement.

                        "Non-Excluded Taxes":  as defined in subsection
                    2.17(a).

                        "Non-Funding Lender":  as defined in subsection 2.17(b)

                        "Non-U.S. Lender":  as defined in subsection 2.17(b).

                        "Notes":  the collective reference to the Term Notes
                    and the Revolving Credit Notes.

                        "Obligations":  the unpaid principal of and interest on
                    (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement

                    Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Interest Rate Protection Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Interest Rate Protection Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

                        "Participant":  as defined in subsection 10.6(b).

                        "Partnership":  as defined in subsection 5.1(c).

                        "PBGC":  the Pension Benefit Guaranty Corporation
                    established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                        "Permitted Acquisition":  the acquisition by the
                    Borrower or its Subsidiaries of one or more additional Stations in the United States on terms and conditions for each such acquisition such that, among other things, on a pro forma basis for the most recently completed 12-month fiscal period for which financial statements are available on the date of such acquisition and on a projected basis for the immediately succeeding 12 months, no Default or Event of Default will have occurred and be continuing (including, without limitation, pursuant to subsection 7.1) and the Borrower will be able to meet its obligations pursuant to the Loan Documents and so long as the Borrower provides the Administrative Agent with a certificate showing compliance with all of the covenants contained in subsection 7.1 (with appropriate supporting documentation if requested by the Administrative Agent, including, without limitation, any acquisition documents in connection with such acquisition, opinions of counsel, including FCC counsel, in connection therewith and copies of an FCC consent on Form 732 relating to the transfer of control of the licenses of the acquired Station to the Borrower or its Subsidiary and such consent shall no longer be subject to reconsideration or review by the FCC).

                        "Permitted Disposition": with respect to any Station,
                    any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

                        "Permitted Issuance":  (a) the issuance by the Borrower
                    of shares of Capital Stock as dividends on issued and outstanding Capital Stock of the same class of the Borrower or pursuant to any dividend reinvestment plan, (b) the issuance by the Borrower of options or other equity securities of the Borrower to outside directors, members of management or employees of the Borrower or any Subsidiary of the Borrower, (c) the issuance of securities as interest or dividends on pay-in-kind debt or preferred equity securities permitted hereunder and under the Security Documents, (d) the issuance to the Borrower or any Subsidiary (or any director, with respect to directors' qualifying shares) by any Subsidiary of the Borrower of any of its Capital Stock, in each case with respect to this clause (d) to the extent such Capital Stock is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Guarantee and Collateral Agreement, (e) the issuance by the Borrower of the Preferred Stock, (f) the issuance by Holdings of the Holdings common stock pursuant to the terms and conditions of the Securities Purchase Agreement dated as of February 28, 1997 by and among Holdings and the purchasers party thereto, and (g) cash payments made in lieu of issuing fractional shares of Holdings common stock or Preferred Stock, in an aggregate amount not to exceed $50,000.00.

                        "Person":  an individual, partnership, corporation,
                    limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                        "Plan":  at a particular time, any employee benefit
                    plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
                    Section 3(5) of ERISA.

                        "Preferred Pledge Agreement":  the Pledge Agreement to
                    be executed and delivered by the holders of the Preferred Stock, substantially in the form of Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

                        "Preferred Stock":  the 14% Redeemable Preferred Stock,
                    par value $.01 per share, liquidation preference $100.00 per share of the Borrower.

                        "Pricing Grid":  the pricing grid attached hereto as
                    Annex A.

                        "Prime Rate":  as defined in the definition of "ABR".

                        "Pro Forma Balance Sheet":  as defined in subsection
                    4.1(a).

                        "Projections":  as defined in subsection 6.2(c).

                        "Properties":  as defined in subsection 4.17(a).

                        "Property":  any right or interest in or to property of
                    any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

                        "Qualified Issuer":  any commercial bank (a) which has,
                    or whose obligations are guaranteed by an affiliated commercial bank which has, capital and surplus in excess of $500,000,000 and (b) the outstanding long-term debt securities of which are rated at least A-2 by Standard & Poor's Ratings Services or at least P-2 by Moody's Investors Service, Inc., or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

                        "Recovery Event":  any settlement of or payment in
                    respect of any property insurance or casualty insurance claim or any condemnation proceeding relating to any Property of the Borrower or any of its Subsidiaries, excluding any such settlement or payment which, together with any related settlement or payment, yields gross proceeds to the Borrower or any of its Subsidiaries of less than $1,000,000.

                        "Register":  as defined in subsection 10.6(d).

                        "Reimbursement Obligation":  the obligation of the
                    Borrower to reimburse the Issuing Lender pursuant to subsection 3.5 for amounts drawn under Letters of Credit.

                        "Reinvestment Deferred Amount":  with respect to any
                    Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to subsection 2.9(b) as a result of the delivery of a Reinvestment Notice.

                        "Reinvestment Event":  any Asset Sale or Recovery Event
                    in respect of which the Borrower has delivered a Reinvestment Notice.

                        "Reinvestment Notice":  a written notice executed by a
                    Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

                        "Reinvestment Prepayment Amount":  with respect to any
                    Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business.

                        "Reinvestment Prepayment Date":  with respect to any
                    Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount; provided, that if the Reinvestment Notice with respect to such Reinvestment Event relates to the acquisition of a new Station by the Borrower or any of its Subsidiaries and the Borrower or such Subsidiary has filed within 180 days of the Reinvestment Event an application with the FCC for the approval of the transfer of control of the Station License of such acquired Station the period specified in paragraph (a) shall be extended by a period equal to the lesser of (i) 180 days and (ii) within five Business Days after the time required for the FCC to issue a final approval order relating to the transfer of control of such Station License, which order is no longer subject to reconsideration or review by the FCC.

                        "Reorganization":  with respect to any Multiemployer
                    Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                        "Reportable Event":  any of the events set forth in
                    Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under the regulations issued pursuant to Section 4043(b) of ERISA.

                        "Required Lenders":  at least two Lenders which
                    collectively are the holders of not less than 51% of the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) the aggregate Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit.

                        "Requirement of Law":  as to any Person, the
                    Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Environmental Laws or rules, regulations or orders, whether addressed to Holdings or any of its Subsidiaries, the Multi-Station Sellers, the WTOV-TV Sellers or any of the Stations, of the FCC) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                        "Responsible Officer":  the chief executive officer,
                    the president, any vice president or senior vice president, the treasurer or any assistant treasurer, the secretary or assistant secretary and the chief financial officer of the Borrower (including, in any event, any person who is an officer of the Borrower and is named on the closing certificate delivered by the Borrower on the Closing Date pursuant to subsection 5.1(h) whether or not such person holds any of the foregoing positions).

                        "Revolving Credit Commitment":  as to any Revolving
                    Credit Lender, the obligation of such Revolving Credit Lender, if any, to make Revolving Credit Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1.1A, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Revolving Credit Commitments is $35,000,000.

                        "Revolving Credit Commitment Period":  the period from
                    and including the Closing Date to the Revolving Credit Termination Date.

                        "Revolving Credit Facility":  as defined in the
                    definition of "Facility".

                        "Revolving Credit Lender":  each Lender which has a
                    Revolving Credit Commitment or which has made Revolving Credit Loans or has participations in outstanding Letters of Credit.

                        "Revolving Credit Loans":  as defined in subsection
                    2.4.

                        "Revolving Credit Note":  any promissory note of the
                    Borrower evidencing Revolving Credit Loans.

                        "Revolving Credit Percentage":  as to any Revolving
                    Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

                        "Revolving Credit Termination Date":  the earliest of
                    (a) the Scheduled Revolving Credit Termination Date or, if such date is not a Business Day, the Business Day next preceding such date and (b) the date upon which the Revolving Credit Commitments shall be earlier terminated pursuant hereto.

                        "Revolving Extensions of Credit":  as to any Revolving
                    Credit Lender at any time, an amount equal to the sum of
                    (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding.

                        "Rochester Station":  television station WROC-TV,
                    Channel 8, Rochester, New York.

                        "SAC Pledge Agreement":  the Pledge Agreement to be
                    executed and delivered by SBP, substantially in the form of Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

                        "Salinas-Monterey Station":  television station
                    KSBW-TV, Channel 8, Salinas, California.

                        "SBP":  Smith Broadcasting Partners, L.P., a Delaware
                    limited partnership.

                        "SBP Stock":  the voting common stock of the WTOV-TV
                    Buyer, which represents 1% of the equity of the WTOV-TV Buyer, but which entitles SBP to 100% of voting power in the election of the directors of the WTOV-TV Buyer.

                        "Scheduled Revolving Credit Termination Date":
                    February 27, 2004.

                        "Security Documents":  the collective reference to the
                    Guarantee and Collateral Agreement, the SAC Pledge Agreement, the Preferred Pledge Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

                        "Senior Subordinated Note Indenture":  the Indenture to
                    be entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, all in form and substance satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 7.9.

                        "Senior Subordinated Notes":  the subordinated notes of
                    the Borrower to be issued pursuant to the Senior Subordinated Note Indenture.

                        "Single Employer Plan":  any Plan which is covered by
                    Title IV of ERISA, but which is not a Multiemployer Plan.

                        "Solvent":  when used with respect to any Person, means
                    that, as of any date of determination, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

                        "Station Licenses":  all authorizations, licenses or
                    permits issued by the FCC and granted or assigned to the Borrower or any of its Subsidiaries, or, prior to the merger contemplated by subsection 6.11, with respect to the Steubenville Station, the WTOV-TV Buyer or any of its Subsidiaries, or under which the Borrower or any of its Subsidiaries, or, prior to the merger contemplated by subsection 6.11, with respect to the Steubenville Station, the WTOV-TV Buyer or any of its Subsidiaries, has the right to operate any Station, together with any extensions or renewals thereof.

                        "Stations":  collectively, (a) the Michigan Station,
                    (b) the Steubenville Station, (c) the Rochester Station,
                    (d) the Salinas-Monterey Station and (e) any additional Station acquired after the date hereof.

                        "Steubenville Station":  television station WTOV-TV,
                    Channel 9, Steubenville, Ohio.

                        "Subsidiary":  as to any Person, a corporation,
                    partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower after giving effect to the Acquisitions and notwithstanding the foregoing shall be deemed to include the WTOV-TV Buyer and its Subsidiaries.

                        "Subsidiary Guarantor":  each Subsidiary of the
                    Borrower party to the Guarantee and Collateral Agreement.

                        "Term Loan Commitment":  as to any Term Loan Lender,
                    the obligation of such Term Loan Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Term Loan Commitments is $60,000,000.

                        "Term Loan Facility":  as defined in the definition of
                    "Facility".

                        "Term Loan Lender":  each Lender which has a Term Loan
                    Commitment or which has made a Term Loan.

                        "Term Loan Percentage":  as to any Term Loan Lender at
                    any time, the percentage which such Lender's Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the principal amount of such Lender's Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

                        "Term Loans":  as defined in subsection 2.1.

                        "Term Note":  any promissory note of the Borrower
                    evidencing Term Loans.

                        "Test Period":  any period of four consecutive fiscal
                    quarters of the Borrower (or, if less, the number of full fiscal quarters of the Borrower subsequent to the Closing
                    Date).

                        "Total Revolving Extensions of Credit":  at any time,
                    the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders at such time.

                        "Transferee":  as defined in subsection 10.6(g).

                        "Type":  as to any Loan, its nature as an ABR Loan or a
                    Eurodollar Loan.

                        "Unapplied Excess Cash Flow":  any Excess Cash Flow
                    that is not required to be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments pursuant to subsection 2.9(c), as determined on each Excess Cash Flow Application Date in respect of the immediately preceding fiscal year of the Borrower.

                        "Uniform Customs":  the Uniform Customs and Practice
                    for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised from time to time.

                        "Wholly Owned Subsidiary":  as to any Person, any other
                    Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                        "Wholly Owned Subsidiary Guarantor":  any Subsidiary
                    Guarantor that is a Wholly Owned Subsidiary of the Borrower.

                        "WTOV-TV Acquisition":  as defined in subsection
                    5.1(b).

                        "WTOV-TV Acquisition Agreement":  the Asset Purchase
                    Agreement, dated as of November 4, 1996, among the WTOV-TV Sellers and the WTOV-TV Buyer.

                        "WTOV-TV Buyer":  Smith Acquisition Company, a Delaware
                    corporation.

                        "WTOV-TV Sellers":  the collective reference to Smith
                    Television-WTOV, L.P. and Smith Television-WTOV License,
                    L.P.

                        1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                        (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                        (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                        (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                        SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

                        2.1 Term Loan Commitments. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make a term loan (a "Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 2.10.

                        2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at its office specified in subsection 10.2 an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in immediately available funds.

                        2.3 Repayment of Term Loans. The Term Loan of each Term Loan Lender shall mature in 25 consecutive quarterly installments, commencing on March 31, 1998, each of which installments in any calendar year specified below shall be in an amount equal to the product of (x) one quarter of the percentage set forth opposite such calendar year (except with respect to 2004, during which there will be one installment made on February 27, 2004 in the lesser of the amount of Term Loans then outstanding and the percentage set forth below opposite the year 2004), (y) the amount of the outstanding Term Loans as of December 31, 1997 after giving effect to the application of the Capital Contribution to the repayment of the Term Loans pursuant to subsections 2.9(d) and (e) and (z) such Lender's Term Loan Percentage:

                  Year                                                  Percentage
                  ----                                                  ----------
                  1998                                                         10%
                  1999                                                         10%
                  2000                                                         15%
                  2001                                                         15%
                  2002                                                         15%
                  2003                                                         15%
                  2004                                                         20%

                 2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.5 and 2.10, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Scheduled Revolving Credit Termination Date.

                 (b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

                 2.5  Procedure for Revolving Credit Borrowing.   The Borrower
may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

                 2.6 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

                 (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates set forth in the Fee Letter dated February 27, 1997 in writing by the Borrower and the Administrative Agent.

                 2.7  Termination or Reduction of Revolving Credit Commitments.
(a) The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Revolving Credit

Commitments then in effect. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Upon receipt of any notice pursuant to this subsection 2.7, the Administrative Agent shall promptly notify each Revolving Credit Lender of the contents thereof.

                 (b) Notwithstanding any other provision of this Agreement, each Revolving Credit Lender's Revolving Credit Commitment shall automatically be permanently reduced at the end of each fiscal quarter by the product of (x) one quarter of the percentage set forth opposite such calendar year (except with respect to 2004, during which there will be one reduction on the Revolving Credit Termination Date in the percentage set forth below opposite the year
2004), (y) the amount of the Revolving Credit Commitments then in effect as of December 31, 1999 and (z) such Lender's Revolving Credit Percentage:

                  Year                                                  Percentage
                  ----                                                  ----------
                  2000                                                         20%
                  2001                                                         20%
                  2002                                                         20%
                  2003                                                         20%
                  2004                                                         20%

If at the time of any mandatory reduction of the Revolving Credit Commitments pursuant to this subsection 2.7(b), the aggregate principal amount of the Revolving Credit Loans and Letters of Credit then outstanding exceeds the Revolving Credit Commitments as so reduced on such date, the Borrower shall on such date prepay the Revolving Credit Loans in the amount of such excess, together with accrued interest thereon to the date of payment.

                 2.8 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to subsection
2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Amounts prepaid on account of the Term Loans may not be reborrowed. Partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.
Partial prepayments of ABR Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 thereof. Optional prepayments on account of the Term Loans shall be applied ratably to the then remaining number of installments thereof and may not be reborrowed.

                 2.9 Mandatory Prepayments and Commitment Reductions. (a) If any Capital Stock or Indebtedness shall be issued or Incurred by the Borrower or any of its Subsidiaries (excluding any Permitted Issuance and any Incurrence of Indebtedness (other than the Senior Subordinated Notes) in accordance with subsection 7.2 as in effect on the date of this Agreement), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or Incurrence toward the prepayment of the Term Loans and to the extent of any excess to the prepayment of the Revolving Credit Loans and, with respect to the Incurrence of any such Indebtedness, the reduction of the Revolving Credit Commitments as set forth in subsection 2.9(e).

                 (b) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied, within five Business Days after such date, toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in subsection 2.9(e); provided, that, none of the Net Cash Proceeds of Asset Sales may be excluded from the foregoing requirement pursuant to a Reinvestment Notice to the extent of any Term Loans then outstanding; and provided, further, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice (x) with respect to the acquisition of a new Station contemplated by subsection 7.5(h) shall not exceed $90,000,000 and (y) with respect to the acquisition of other assets useful in the Borrower's or any of its Subsidiaries' business, shall not exceed in any fiscal year of the Borrower $200,000 and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the Revolving Credit Loans and, under certain circumstances, to the reduction of the Revolving Credit Commitments as set forth in subsection 2.9(e).

                 (c) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 1997, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the Revolving Credit Loans (but not the reduction of the Revolving Credit Commitments) as set forth in subsection 2.9(e) and the definition of "ECF Percentage". Each such prepayment shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in subsection 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

                 (d) On the date the Borrower receives the Capital Contribution, the Borrower shall apply 100% of the amount of the Capital Contribution toward the prepayment of the Term Loans and the Revolving Credit Loans (but not the reduction of the Revolving Credit Commitments) as set forth in subsection 2.9(e).

                 (e) The amount of the Capital Contribution to be applied pursuant to subsection 2.9(d) shall be applied first, to the prepayment of the Term Loans and, second, to the prepayment of the Revolving Credit Loans but not to reduce the Revolving Credit Commitments (except in the event of a bankruptcy, insolvency or similar condition of Holdings or the Borrower, in which case the Capital Contribution shall be applied ratably to the prepayment of the Term Loans and the permanent reduction of the Revolving Credit Commitments based on the respective amounts thereof. Each of (i) the Excess Cash Flow to be applied pursuant to subsection 2.9(b) and (ii) the Net Cash Proceeds of the Senior Subordinated Notes to be applied pursuant to subsection 2.9(a), shall be applied first, to the prepayment of the Term Loans and second, to the prepayment of any outstanding Revolving Credit Loans but not to reduce the Revolving Credit Commitments. Subject to subsection 2.9(b), 100% of the Net Cash Proceeds of any Asset Sale or Recovery Event shall be applied first, to the prepayment of the Term Loans and to the extent of any excess, second, unless a Reinvestment Notice shall be delivered in respect thereof (in which case the terms of subsection 2.9(b) shall apply), to the permanent reduction of the Revolving Credit Commitments and the prepayment of the Revolving Credit Loans. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the aggregate Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to this subsection 2.9 shall be made first to ABR Loans and second to Eurodollar Loans. Amounts prepaid on account of the Term Loans shall be applied ratably to the then remaining number of installments thereof and may not be reborrowed. Any such permanent reductions of the Revolving Credit Commitments shall be applied ratably to the then remaining number of scheduled reductions of the Revolving Credit Commitments as set forth in subsection 2.7(b).

                 2.10 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election (but no later than 12:00 Noon, New York City time on the Business Day immediately prior to such election), provided that, unless the Borrower elects to deposit with the Administrative Agent the amount of any breakage costs and other Eurodollar Loans related costs to be incurred by the Borrower under this Agreement with respect to any prepayment or conversion of such

Eurodollar Loans prior to the end of an Interest Period, any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined that such a conversion is not appropriate or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                 (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined that such a continuation is not appropriate or
(ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                 2.11 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, (b) no more than six Eurodollar Tranches under a particular Facility shall be outstanding at any one time and
(c) no more than ten Eurodollar Tranches in the aggregate shall be outstanding at any one time.

                 2.12 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                 (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                 (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.12 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate applicable to ABR Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                 (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 2.12 shall be payable from time to time on demand.

                 2.13 Computation of Interest and Fees. (a) Interest, fees and other amounts payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

                 (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsections 2.12(a) or (c).

                 2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                 (a) the Administrative Agent shall have determined (which determination, absent manifest error, shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                 (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted to ABR Loans on the last day of the Interest Period applicable thereto. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent agrees to do if the circumstances that prompted delivery of such notice no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

                 2.15 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made, with regard to the applicable Facility, pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.

                 (b) Whenever (i) any payment received by the Administrative Agent under this Agreement or any Note or (ii) any other amounts received by the Administrative Agent for or on behalf of the Borrower (including, without limitation, proceeds of collateral or payments under any guarantee) is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement and any Note, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: First, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement; Second, to the payment of all expenses due and payable under Section 10.5, ratably among the Administrative Agent and the Lenders in accordance with the aggregate amount of such payments owed to the Administrative Agent and each such Lender; Third, to the payment of fees due and payable under Sections 2.6 and 3.3, ratably among the Revolving Credit Lenders in accordance with the Revolving Credit Commitment of each Revolving Credit Lender and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to Section 3.3(a); Fourth, to the payment of interest then due and payable under the Loans, ratably in accordance with the aggregate amount of interest owed to each such Lender; and Fifth, to the payment of the principal amount of the Loans and the L/C Obligations then due and payable and, in the case of proceeds of collateral or payments under any guarantee, to the payment of any other obligations to any Lender not covered in First through Fourth above ratably secured by such collateral or ratably guaranteed under any such guarantee, ratably among the Lenders in accordance with the aggregate principal amount and, in the case of proceeds of collateral or payments under any guarantee, the obligations secured or guaranteed thereby owed to each such Lender.

                 (c) If any Revolving Credit Lender (a "Non-Funding Lender") has (x) failed to make a Revolving Credit Loan required to be made by it hereunder, and the Administrative Agent has determined that such Revolving Credit Lender is not likely to make such Revolving Credit Loan or (y) given notice to the Borrower or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Revolving Credit Loans, in each case by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, or otherwise, any payment made on account of the principal of the Revolving Credit Loans outstanding shall be made as follows:

                 (i) in the case of any such payment made on any date when and to the extent that, in the determination of the Administrative Agent, the Borrower would be able, under the terms and conditions hereof, to reborrow the amount of such payment under the Revolving Credit Commitments and to satisfy any applicable conditions precedent set forth in Section 5.2 to such reborrowing, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Revolving Credit Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of such Revolving Credit Lenders;

                 (ii) otherwise, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Revolving Credit Lenders pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans; and

                 (iii) any payment made on account of interest on the Revolving Credit Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Revolving Credit Loans with respect to which such payment is being made.

The Borrower agrees to give the Administrative Agent such assistance in making any determination pursuant to this paragraph as the Administrative Agent may reasonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.

                 (d) Otherwise, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders.

                 (e) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

                 (f) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 10.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (except, in the case of Eurodollar Loans, as otherwise provided in clause (i) of the definition of "Interest Period"). In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

                 (g) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 2.15(e) shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. The failure of any Lender to make any Loan to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

                 2.16 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                      (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 2.17 and the establishment of a tax based on the overall net income of such Lender and changes in the rate of tax on the overall net income of such Lender);

                      (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                    (iii)   shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurodollar lending office of the making of such designation would allow the Lender or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Loans or to continue to fund or maintain Eurodollar Loans and avoid the need for, or materially reduce the amount of, such increased cost. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.16, it shall promptly (and in any event no later than 90 days after such Lender becomes entitled to make such claim) notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. If the Borrower notifies the Administrative Agent within five Business Days after any Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this subsection 2.16(a), the Borrower may convert all Eurodollar Loans of such Lender then outstanding into ABR Loans in accordance with subsection 2.10 and shall, additionally, reimburse such Lender for any cost in accordance with subsection 2.18.

                 (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender, to the Borrower, through the Administrative Agent, of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than ninety days prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such ninety-day period shall be extended to include the period of such retroactive effect.

                 (c) A certificate as to any additional amounts payable pursuant to this subsection 2.16, showing in reasonable detail the calculation thereof and certifying that it is generally charging such costs to other similarly situated borrowers under similar credit facilities, submitted by any Lender through the Administrative Agent shall be conclusive in the absence of manifest error, provided that the determination of such amounts shall be made in good faith in a manner generally consistent with such Lender's standard practices. The obligations of the Borrower pursuant to this subsection 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

                 2.17 Taxes. (a) Except as provided below in this subsection, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof to the extent such Lender's compliance with the requirements of subsection 2.17(b) at the time such Lender becomes a party to this Agreement fails to establish a complete exemption from such withholding. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

                 (b) Each Lender (or Transferee) that is not a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof) (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing, under penalty of perjury, that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms on or before the expiration or obsolescence and promptly upon the invalidity of any form previously delivered by such Non-U.S. Lender and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower of the Administrative Agent for filing and completing such forms. Each Non-U.S. Lender agrees, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments of interest under this Agreement or the other Loan Documents, provided that in determining the reasonableness of such a request, such Lender shall be entitled to consider the cost of complying with such request (to the extent unreimbursed by the Borrower) that would be imposed on such Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection 2.17(b), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection 2.17(b) that such Non-U.S. Lender is not legally able to deliver.

                 2.18 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss (excluding loss of profit) or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this subsection 2.18, showing in reasonable detail the calculation thereof, submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

                 2.19 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of subsection 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this subsection 2.19 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to subsection 2.16 or 2.17(a).

                 2.20 Replacement of Lenders under Certain Circumstances. If at any time (a) the Borrower becomes obligated to pay additional amounts described in subsections 2.16, 2.17 or 2.18 as a result of any condition described in such subsections or any Lender ceases to make Eurodollar Loans pursuant to Section 2.16, (b) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers or (c) any Lender becomes a "Non-Funding Lender", then the Borrower may, on ten Business Days' prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall) assign pursuant to Section 10.6(c) all of its rights and obligations under this Agreement to a Lender or other entity selected by the Borrower and acceptable to the Administrative Agent for a purchase price equal to the outstanding principal amount of such Lender's Loans and all accrued interest and fees and other amounts payable hereunder (including amounts payable under Section 2.18 as though such Loans were being paid instead of being purchased); provided that (i) the Borrower shall have no right to replace the Administrative Agent, (ii) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such entity, (iii) in the event of a replacement of a Lender to which the Borrower becomes obligated to pay additional amounts pursuant to clause (a) of this Section 2.20, in order for the Borrower to be entitled to replace such a Lender, such replacement must take place no later than 180 days after the Lender shall have demanded payment of additional amounts under one of the subsections described in clause (a) of this Section 2.20, as the case may be, and (iv) in no event shall the Lender hereby replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender hereby replaced pursuant to this Agreement. In the case of a replacement of a Lender to which the Borrower becomes obligated to pay additional amounts pursuant to clause (a) of this subsection 2.20, the Borrower shall pay such additional amounts to such Lender prior to such Lender being replaced and the payment of such additional amounts shall be a condition to the replacement of such Lender. The Borrower's right to replace a Non-Funding Lender pursuant to this subsection 2.20 is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Non-Funding Lender under this Agreement, at law, in equity, or by statute.

                         SECTION 3.  LETTERS OF CREDIT

                 3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Scheduled Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

                 (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

                 (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                 3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent notice of the issuance of each Letter of Credit (including the amount thereof). The Administrative Agent will furnish to the Revolving Credit Lenders (a) prompt notice of the issuance of each standby Letter of Credit and (b) a monthly report setting forth for the relevant month the total aggregate daily amount available to be drawn under commercial Letters of Credit that were outstanding during such month.

                 3.3 Commissions, Fees and Other Charges. (a) The Borrower will pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility minus the fronting fee referred to below, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 1/4 of 1% per annum of the average daily face amount of each Letter of Credit issued by the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

                 (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

                 3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued by the Issuing Lender and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit issued by the Issuing Lender for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

                 (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

                 (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

                 3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in subsection 2.12(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in subsection 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.5 of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of payment of the relevant draft.

                 3.6 Obligations Absolute. The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender (except to the extent resulting from the gross negligence or willful misconduct of the Issuing Lender), any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that, subject to the last sentence of this subsection 3.6, the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection
3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions or delays in transmission found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

                 3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

                 3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.


                 SECTION 4.  REPRESENTATIONS AND WARRANTIES

                 To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

                 4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries (including for this purpose the WTOV-TV Buyer and its Subsidiaries) as at January 31, 1997 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisitions, (ii) the Loans to be made and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet presents fairly on a pro forma basis the financial position of Holdings and its consolidated Subsidiaries as at January 31, 1997 and is based upon good faith estimates and assumptions believed by management of Holdings and the Borrower to be reasonable at the time made, assuming that the events specified in the preceding sentence had actually occurred at such date.

                 (b) The unaudited combined and combining balance sheet of the Multi-Station Sellers and the WTOV-TV Sellers for the fiscal year ending December 31, 1996 and the related combined and combining statements of income and cash flows for the fiscal year ended on such date and delivered to the Administrative Agent by the Borrower, present fairly the combined and combining financial condition of the Multi-Station Sellers and the WTOV-TV Sellers, as the case may be, as at such dates, and the combined and combining results of its operations and cash flows for the fiscal year then ended (subject to year-end audit adjustments). The audited combined and unaudited combining (on a Station by Station basis) statements of operations and cash flows of the Michigan Station, the Steubenville Station and the Rochester Station and the audited statements of operations and cash flows of the Salinas-Monterey Station for each of the fiscal years ended December 31, 1994 and December 31, 1995, reported on by, and accompanied by unqualified reports from, Arthur Andersen LLP, present fairly the combined and combining (on a Station by Station basis) results of operations and cash flows of the Michigan Station, the Steubenville Station and the Rochester Station and the results of operations and cash flows of the Salinas-Monterey Station for the respective fiscal years then ended.
The unaudited combined and combining balance sheets of the Multi-Station Sellers and the WTOV-TV Sellers for each of the fiscal quarters and for each fiscal month ended subsequent to the date of the latest audited financial statements as to which financial statements are available, and the related unaudited combined and combining statements of income and cash flows for the periods ended on such dates, present fairly the combined and combining financial condition of the Multi-Station Sellers and the WTOV-TV Sellers, as the case may be, as at such date, and the combined and combining results of its operations and its combined and combining cash flows for the periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the relevant firm of accountants and disclosed therein). The most recent balance sheets referred to above reflect, as required by GAAP, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, and any long-term leases and unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case as of the date of such balance sheets. During the period from the date of the most recent audited financial statements delivered pursuant to this paragraph to and including the date hereof there has been no sale, transfer or other disposition by any of the Multi-Station Sellers or the WTOV-TV Sellers of any material part of its business or Property (other than in connection with the Acquisitions).

                 (c) The most recent financial statements for the Multi-Station Sellers and the WTOV-TV Sellers delivered pursuant to subsection 4.1(b) (which shall be for a period ended not more than 60 days prior to the Closing Date) shall indicate on a pro forma basis (after giving effect to the Acquisitions) that as of the Closing Date, the ratio of Consolidated Total Debt to Consolidated EBITDA is no greater than 6.40 to 1.00.

                 4.2 No Change. Since the date of the most recent audited financial statements delivered pursuant to subsection 4.1(b), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

                 4.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries and Holdings (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow and obtain other extensions of credit hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings and other extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisitions and the borrowings and other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) consents under immaterial Contractual Obligations relating to limitations on the assignability thereof and (iii) the filings referred to in subsection 4.19(b). Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                 4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any of the Loan Parties and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the any of the Loan Parties could reasonably be expected to have a Material Adverse Effect.

                 4.6 No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any of the Loan Parties or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                 4.7 No Default. None of the Loan Parties is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                 4.8 Ownership of Property; Liens. Each of the Loan Parties has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 7.3.

                 4.9 Intellectual Property. Each of the Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and processes ("Intellectual Property") necessary for the conduct of its business as currently conducted. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and to the knowledge of the Borrower and each of its Subsidiaries (a) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity of any Intellectual Property (nor does the Borrower know of any valid basis for any such claim) and (b) the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of, and no Intellectual Property of the Borrower or any of its Subsidiaries is being infringed upon by, any Person.

                 4.10 Taxes. Each of the Loan Parties has filed or caused to be filed all Federal and all material state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Loan Party, and (ii) taxes, assessments, fees or other charges imposed by an Governmental Authority, other than income taxes imposed by the United States of America, with respect to which the failure to make payments could not, by reason of the amount thereof or of remedies available to such Governmental Authorities, reasonably be expected to have a Material Adverse Effect); and no tax Lien has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

                 4.11 Federal Regulations. No Letters of Credit and no part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

                 4.12 Labor Matters. Except as set forth on Schedule 4.12, there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower and its Subsidiaries, all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

                 4.13 ERISA. Except where the liability, individually or in the aggregate, which could reasonably be expected to result has not had or could not reasonably be expected to have a Material Adverse Effect: (i) neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan; (ii) each Plan (other than a Multiemployer Plan) has complied in all material respects with the applicable provisions of ERISA and the Code; (iii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen and remains outstanding, during such five-year period;
(iv) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (v) none of the Loan Parties nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and, to the best knowledge of the Loan Parties, none of the Loan Parties nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Loan Parties or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (vi) no such Multiemployer Plan is in Reorganization or Insolvent; (vii) the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

                 4.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

                 4.15 Subsidiaries. The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date hereof. Holdings has no Subsidiaries other than the Borrower.

                 4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Acquisitions and to pay related fees and expenses. The proceeds of the Revolving Credit Loans and the Letters of Credit shall be used to finance (a) a portion of the Acquisitions, (b) related fees and expenses of the Acquisitions, (c) general corporate purposes in the ordinary course of business and (d) Permitted Acquisitions (including deposits made in connection with Permitted Acquisitions).

                 4.17  Environmental Matters.  Except as set forth on Schedule
4.17:

                 (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under such conditions which (i) constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law in effect at the time of the making of this representation, or (ii) could materially and adversely interfere with the continued operation of the Properties, or (iii) materially impair the fair saleable value thereof except in each case insofar as such violation, liability, interference, or reduction in fair market value, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

                 (b) The business operated by the Borrower or any of its Subsidiaries (the "Business"), Properties and all operations at the Properties are, and to the knowledge of

Holdings and the Borrower have been, in compliance in all material respects with all applicable Environmental Laws except for noncompliance which is not reasonably likely to result in a Material Adverse Effect.

                 (c) Neither Holdings nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in a Material Adverse Effect.

                 (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law in effect at the time of the making of this representation, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law in effect at the time of the making of this representation except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

                 (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings or the Borrower, threatened, under any Environmental Law to which Holdings or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

                 (f) There has been no release or, to the best knowledge of Holdings or the Borrower, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Holdings or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws in effect at the time of making this representation except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

                 4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders, or any of them, by or on behalf of any

Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (but excluding all projections and pro forma financial information and other estimates covered by the next sentence), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information and other estimates and opinions contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties of the Multi-Station Buyer, the WTOV-TV Buyer and, to the best knowledge of the Borrower, the Multi-Station Sellers and the WTOV-TV Sellers in the Acquisition Agreements are true and correct in all material respects. As of the Closing Date, there is no fact known to any Loan Party (other than general economic conditions, which conditions are commonly known and affect businesses generally) that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

                 4.19 Security Documents. (a) Except as described in subsection 10.16, the Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person subject, except in the case of such Pledged Stock, to Liens permitted by paragraphs (a) through (f) of subsection 7.3.

                 (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant

Mortgage), in each case prior and superior in right to any other Person, subject to Liens permitted by paragraphs (a) through (f) of subsection 7.3.

                 4.20 Solvency. Each Loan Party is, and after giving effect to the Acquisitions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

                 4.21 Senior Indebtedness. The Obligations will constitute "Senior Indebtedness" of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor and Holdings under the Guarantee and Collateral Agreement will constitute "Guarantor Senior Indebtedness" of such Subsidiary Guarantor or Holdings under and as defined in the Senior Subordinated Note Indenture (it being understood that this representation will be deemed repeated at the time of the issuance of the Senior Subordinated Notes).

                 4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

                 4.23 Station Licenses. Schedule 4.23 accurately and completely lists as of the date hereof (after giving effect to the Acquisitions), for each Station, all Station Licenses granted or assigned to the Borrower or any of its Subsidiaries (or, in the case of the Steubenville Station, to the WTOV-TV Buyer or any of its Subsidiaries), or under which the Borrower and its Subsidiaries (or the WTOV-TV Buyer or any of its Subsidiaries) have the right to operate such Station. The Station Licenses listed on
Schedule 4.23 with respect to any Station include all material authorizations, licenses and permits issued by the FCC that are required or necessary for the operation of such Station, and the conduct of the business of the Borrower and its Subsidiaries (or the WTOV-TV Buyer and its Subsidiaries) with respect to such Station, as now conducted or proposed to be conducted. The Station Licenses listed on Schedule 4.23 will be, as of the Closing Date, issued in the name of, or validly assigned to the respective License Subsidiary for the Station being operated under authority of such Licenses and validly issued and in full force and effect, and the Borrower and its Subsidiaries (or the WTOV-TV Buyer and its Subsidiaries) will have fulfilled and performed in all material respects of their obligations with respect thereto and have full power and authority to operate thereunder, and, except as described in Schedule 4.23 hereto, all consents of the FCC to the transfer of the principal broadcasting licenses and any other material Station Licenses in connection with the transactions contemplated hereby will have been approved by orders of the FCC that shall have become final (i.e. no longer subject to further judicial or administrative review).





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
                        SECTION 5.  CONDITIONS PRECEDENT

                 5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

                 (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower and each Subsidiary Guarantor, (iii) each of the Preferred Pledge Agreement and the SAC Pledge Agreement, executed and delivered by a duly authorized officer of the parties thereto,
         (iv) each of the Mortgages, executed and delivered by a duly authorized officer of each party thereto, and (v) for the account of each relevant Lender, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

                 (b) Acquisitions, Equity Issuances. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

                          (i) (x) the Borrower shall have acquired (the "Multi-Station Acquisition") all of the assets of the Multi-Station Sellers pursuant to the Multi-Station Acquisition Agreement for an aggregate purchase price of not more than $128,500,000, plus or minus the Net Working Capital Amount (as defined in the Multi-Station Acquisition Agreement) and (y) the WTOV-TV Buyer shall have acquired (the "WTOV-TV Acquisition") all of the assets of the WTOV-TV Sellers pursuant to the WTOV-TV Acquisition Agreement for an aggregate purchase price of not more than $28,500,000, plus or minus the Net Working Capital Amount (as defined in the WTOV-TV Acquisition Agreement), and none of the material terms and conditions of the Acquisition Agreements shall have been amended or waived without the consent of the Required Lenders; and

                          (ii) (x) the Borrower shall have received (1) at least $50,000,000 from the proceeds of the issuance of its common equity to Holdings and (2) at least $30,000,000 liquidation preference of the Preferred Stock from certain other investors satisfactory to the Administrative Agent; and
                 (y) Holdings shall have received at least $50,000,000 from the proceeds of the issuance of its common equity to Sunrise Television Partners, L.P., a Delaware limited partnership (the "Partnership"), whose partners shall include the Fund and other investors satisfactory to the Lenders (collectively, with the Fund, the "Holdings Investors"), each on terms and conditions satisfactory to the





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
                 Administrative Agent, including, without limitation, in the case of the Preferred Stock a restriction that any regularly scheduled dividends on such Preferred Stock shall only be payable in kind until at least August 31, 2002 and shall only be payable so long as after giving pro forma effect thereto (as certified to the Administrative Agent by a Responsible Officer prior to the payment of any such dividends), no Default or Event of Default shall have occurred and be continuing (including, without limitation, pursuant to subsection 7.1).

                 (c) Capital Contribution Agreement. The Partnership shall have entered into a definitive equity contribution agreement satisfactory to the Lenders (the "Capital Contribution Agreement") with Holdings, the Borrower and the Administrative Agent which shall provide, among other things, that the Partnership will, if the Senior Subordinated Notes are not issued or the Term Loans have not been paid in full on or prior to December 31, 1997, contribute equity to Holdings, which, in turn, will agree to contribute equity to the Borrower, within 45 days of December 31, 1997 in an aggregate amount equal to the lesser of (i) the principal amount of the Loans the prepayment of which would cause the ratio of Total Debt to Consolidated EBITDA on a pro forma basis as of December 31, 1997 to be no greater than 5.50 to 1.00 (subject to adjustment based on the Borrower's audited financial statements for the year then ended) or
         (ii) $15,000,000 (such lesser amount, the "Capital Contribution").
         The Capital Contribution Agreement shall also provide that (i) in the event of a bankruptcy, insolvency or similar condition of Holdings, the Borrower or the Partnership, the Capital Contribution shall be made by the Partnership through a purchase of a subordinated participation in the Loans and (ii) the Fund shall, so long as the Capital Contribution Agreement is in effect, reserve from the capital contributions available to it from its partners an amount equal its share of the maximum required Capital Contribution for use in funding such share and the Fund will guarantee (in form and substance satisfactory to the Administrative Agent) the Partnership's obligation to make the Capital Contribution.

                 (d) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited combined and combining financial statements of the Multi-Station Sellers and the WTOV-TV Sellers for the periods for which audited financial statements are required pursuant to subsection 4.1(b) and (iii) unaudited interim combined and combining financial statements of the Multi-Station Sellers and the WTOV-TV Sellers for each fiscal month and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Multi-Station Sellers and the WTOV-TV Sellers, as reflected in the financial statements or projections previously furnished to the Lenders.

                 (e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by subsection 7.3.

                 (f) Environmental Audit. The Lenders shall have received and be reasonably satisfied with environmental audits prepared as of a date reasonably satisfactory to the Administrative Agent with respect to the real properties of the Borrower and its Subsidiaries.

                 (g) Expenses. The Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisitions and the financing thereof shall not exceed $7,000,000.

                 (h) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

                 (i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                               (i) the legal opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties and the Affiliate of Hicks Muse party to the Preferred Pledge Agreement, substantially in the form of Exhibit F;

                              (ii) the legal opinion of special FCC counsel to the Loan Parties;

                             (iii) the legal opinion of Hogan and Hartson L.L.P., counsel to SBP; and

                              (iv) within 15 days of the Closing Date, the legal opinion of local counsel in each of the states in which the properties covered by the Mortgages to be executed and delivered by the Borrower or any of its Subsidiaries are located and any other jurisdiction reasonably requested by the Administrative Agent.

         Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                 (j) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and the Pledged Notes (as defined in the Guarantee and Collateral Agreement) pledged pursuant to the Guarantee and Collateral Agreement endorsed in blank by a duly authorized officer of the pledgor thereof.

                 (k) Consents, Licenses and Approvals. (i) All governmental and material third party approvals (including, without limitation, a consent from the FCC, which consent shall have become final, and landlords' and other consents) reasonably necessary or advisable in connection with the execution, delivery and performance of the Loan Documents and the Acquisitions and the financing thereof and the continuing operation of the Stations shall have been obtained and be in full force and effect, (ii) all applicable waiting periods shall have expired without any action being taken or threatened by any competent Governmental Authority which would restrain, prevent or otherwise impose adverse conditions on Holdings, the Borrower or any of their Subsidiaries and (iii) the Administrative Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer of the Borrower (A) attaching copies of all consents, authorizations and filings in connection with the Loan Documents and the Acquisitions and the financing thereof and (B) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Administrative Agent.

                 (l) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement and any filings with the FCC or the United States Patent and Trademark Office) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by subsection 7.3), shall be in proper form for filing, registration or recordation.

                 (m) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

                 (ii) Within 15 days of the Closing Date, if reasonably requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in subsection 5.1(m)(iii) (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a recent date by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

                 (iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent with respect to each Mortgage Property covered thereby; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1992 (or equivalent policies) to the extent available in the applicable jurisdictions; (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request to the extent available in the applicable jurisdictions; and
         (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

                 (iv) If any Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, and if reasonably requested by the Administrative Agent, the Administrative Agent shall have received
         (A) a policy of flood insurance which (1) covers any parcel of improved real property which is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made





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
         available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

                 (v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title, in the title policy or policies referred to in subsection 5.1(m)(iii) and a copy of all other material documents affecting the Mortgaged Properties.

                 (n) Solvency Opinion. The Administrative Agent shall have received a solvency opinion from the chief financial officer of Holdings in form and substance satisfactory to the Administrative Agent.

                 (o) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of the Guarantee and Collateral Agreement, the Mortgages and subsection 6.5(b) of this Agreement.

                 (p) Capital Structure. The capital structure of each Loan Party, after giving effect to the Acquisitions shall be reasonably satisfactory to the Administrative Agent. Neither Holdings, the Borrower or any of their subsidiaries shall have any outstanding indebtedness or preferred equity other than as permitted pursuant to subsection 7.2 and other than the Preferred Stock.

                 (q) Fees and Expenses of Lenders. The Administrative Agent and the Lenders (and their Affiliates) shall have received all fees and expenses required to be paid by the Borrower on or before the Closing Date, or provision for payment with proceeds of the initial extensions of credit hereunder shall have been made by the Borrower.

                 (r) Tax Matters. The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower to the effect that as of the Closing Date (after giving effect to the Acquisitions) the Borrower and its Subsidiaries shall have tax depreciable or amortizable assets for federal income tax purposes of at least the sum of $141,000,000 plus the fees and expenses in connection with the Acquisitions and the financing thereof (including for this purpose each of the Stations on the date hereof).

                 (s) Station Licenses, etc.. The Administrative Agent shall have received evidence that all of the principal broadcasting licenses appearing in Schedule 5.1(s) hereto for each of the Stations shall have been validly issued in the name of, or will be validly assigned to, the relevant License Subsidiary, and shall be in full force and





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
         effect, and the Borrower and its Subsidiaries will have fulfilled and performed in all material respects their obligations with respect thereto and have full power and authority to operate thereunder, and all consents to such assignments will have been approved by orders of the FCC that shall have become final (i.e. no longer subject to further judicial or administrative review).

                 (t) Network Affiliations. The Administrative Agent shall have received evidence that the respective network affiliation agreements of the Stations for the carriage of programming over the facilities of such Stations to be operated by the Borrower and its Subsidiaries (and, with respect to the Steubenville Station, SBP) shall each be in full force and effect and that each such agreement shall be for a term reasonably satisfactory to the Administrative Agent and that the aggregate annual compensation to be paid to the Borrower (and, with respect to the Steubenville Station, SBP) for all such Stations under such agreements shall be not less than $2,500,000. Each such network affiliation agreement and each other material programming contract for each Station and the principal lease contracts for each Station shall be in form and substance satisfactory to the Administrative Agent and true and complete copies of each shall have been provided to the Administrative Agent, with copies for each of the Lenders. The Administrative Agent shall have received a certificate of a Responsible Officer to the effect that, to the best knowledge of such Responsible Officer, (i) there is no fact known to such Responsible Officer that would prevent each such network affiliation agreement from remaining in full force and effect through its current term and (ii) there is no reason to believe that each such network affiliation agreement as then in effect will not be renewed upon termination thereof in accordance with its terms.

                 (u) Management Agreements. The Administrative Agent shall have received and be reasonably satisfied with (i) the employment agreements of senior management of Holdings with respect to the management of the Stations and (ii) the management agreement with Hicks Muse or its Affiliate.

                 5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

                 (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for any representation and warranty which is expressly made as of an earlier date, which representation and warranty shall have been true and correct in all material respects as of such earlier date.





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
                 (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

                 (c) Revolving Credit Facility. In the case of any extension of credit under the Revolving Credit Facility, after giving effect thereto, the sum of the Total Revolving Extensions of Credit shall not exceed $35,000,000.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this subsection 5.2 have been satisfied.


                       SECTION 6.  AFFIRMATIVE COVENANTS

                 The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause Holdings and (except in the case of delivery of financial information reports and notices) each of its Subsidiaries to:

                 6.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender, which shall in turn be promptly distributed by the Administrative Agent to the Lenders):

                 (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated and unaudited consolidating (or, if prior to the merger contemplated by subsection 6.11, audited combined and unaudited combining on a Station by Station basis) balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and unaudited consolidating (or audited combined and unaudited combining) statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year (for the 1997 fiscal year, such previous year's figures shall be on a pro forma combined and combining Station by Station basis), reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;

                 (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated and consolidating (or, if prior to the merger contemplated by subsection 6.11, combined and combining on a Station by Station basis) balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating (or combined and combining) statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period in the previous year (for the first twelve months from the Closing Date, such previous year's figures shall be on a pro forma combined and combining Station by Station basis), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

                 (c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of Holdings, the unaudited consolidated and consolidating (or, if prior to the merger contemplated by subsection 6.11, combined and combining on a Station by Station basis) balance sheet of Holdings and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating (or combined and combining) statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the corresponding period in the previous year (for the first twelve months from the Closing Date, such previous year's figures shall be on a pro forma combined and combining Station by Station basis), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall fairly present in all material respects the financial position of Holdings and its Subsidiaries as of such date and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). Prior to the WTOV-TV merger contemplated by subsection 6.11, the Borrower shall be required to deliver with respect to the Steubenville Station the financial statements required by this subsection 6.1.

                 6.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender, which shall in turn be promptly distributed by the Administrative Agent to the Lenders) or, in the case of clause (h), to the relevant Lender:

                 (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default relating to the covenants contained in subsection 7.1, except as specified in such certificate;

                 (b) concurrently with the delivery of any financial statements pursuant to subsection 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it in all material respects, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information necessary for determining compliance by Holdings and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the relevant fiscal quarter or fiscal year and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any state or province within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property arising under the laws of the United States (or any jurisdiction therein) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (iii) any accountants' management letters delivered by the independent certified public accountants reporting on such financial statements to Holdings or any of its Subsidiaries;

                 (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of Holdings, a detailed consolidated and consolidating budget for the following fiscal year (including a projected consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

                 (d) unless the same is included in reports being provided under paragraph (e) of this subsection 6.2, within 45 days after the end of each fiscal quarter of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

                 (e) within five days after the same are sent, copies of all financial statements and reports which Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which Holdings or the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                 (f) as soon as available, and in any event no later than 45 days after the end of each fiscal quarter of Holdings, a schedule setting forth, for each Station on a program-by-program basis, the respective Film Cash Payments for each fiscal year commencing with the beginning of the then current fiscal year through and including the fiscal year ending December 31, 2004;

                 (g) promptly upon their becoming available, copies of any and all periodic or special reports filed by Holdings or any of its Subsidiaries or, if prior to the merger contemplated by subsection 6.11, SBP, with the FCC or with any other Federal, state or local governmental authority, if such reports indicate any material adverse change in the business, operations or financial condition of Holdings or any of its Subsidiaries or either of the WTOV-TV Sellers or if copies thereof are requested by any Lender or the Administrative Agent, and copies of any and all material notices and other material communications from the FCC or from any other Federal, state or local Governmental Authority with respect to Holdings or any of its Subsidiaries or either of the WTOV-TV Sellers or any Station; and

                 (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                 6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, provided that, notwithstanding the foregoing, the Borrower and each of its Subsidiaries shall have the right to pay any such obligation and in good faith contest, by proper legal actions or proceedings, the validity or amount of such claims.

                 6.4  Conduct of Business and Maintenance of Existence, etc.
(a) (i) Continue to engage in business of the same general type as now conducted by it, (ii) preserve, renew and keep in full force and effect its corporate existence and (iii) take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by subsection 7.4 and except, in the case of clause (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and except if (a) in the reasonable business judgment of the Borrower or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights or franchises (other than the Station Licenses), and (b) such failure to preserve and maintain such privileges, rights or franchises (other than the Station Licenses) would not materially adversely affect the rights of the Lenders hereunder or the value of the collateral security for the Loans, and as otherwise permitted pursuant to subsection 7.4; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

                 6.6  Inspection of Property; Books and Records; Discussions.
(a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and
(b) upon reasonable prior notice and at any reasonable time, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and, if reasonably requested, make copies of its contracts, books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, provided that the Administrative Agent or such Lender shall notify the Borrower prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions.

                 6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

                 (a)  the occurrence of any Default or Event of Default;

                 (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority and which has a reasonable likelihood of being adversely determined, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                 (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                 (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan (other than a MultiEmployer Plan), a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

                 (e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

                 6.8 Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect, comply with, and use reasonable best efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use reasonable best efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                 (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and in a timely fashion comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

                 6.9 Interest Rate Protection. In the case of the Borrower, within 60 days after the Closing Date, enter into Interest Rate Protection Agreements to the extent necessary to provide that at least 60% of the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on the date of entering into such Interest Rate Protection Agreements, if necessary is subject to either a fixed interest rate or interest rate protection for a period of not less than two years (provided, that in the event that the term thereof shall be less than two years, such Interest Rate Protection Agreements shall be extended or replaced no later than the expiration of such term, with the term of such extended or replacement Interest Rate Protection Agreements ending no earlier than the second anniversary of the date on which the original Interest Rate Protection Agreements were entered into), which Interest Rate Protection Agreements shall in each case have terms and conditions reasonably satisfactory to the Administrative Agent. Borrower shall use its best efforts to maintain in full force and effect Interest Rate Protection Agreements reasonably satisfactory to the Administrative Agent in order to ensure compliance with the terms of this subsection 6.9 and shall not default (beyond any applicable grace period) in the performance of any of its material obligations thereunder.

                 6.10 Additional Collateral, etc. (a) If at any time following the Closing Date the aggregate monetary value (as determined by aggregating the monetary value of each item or items of property so acquired on the date of the acquisition thereof) of all property (to the extent not already secured) of any nature whatsoever acquired by the Borrower or any Subsidiary after the Closing Date is in excess of $250,000 (other than (x) any Property described in paragraph (b), (c) or (d) below and (y) any Property subject to a Lien expressly permitted by subsection 7.3(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly
(i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

                 (b) With respect to any fee interest in any real estate acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any such real estate subject to a Lien expressly permitted by subsection 7.3(g)), promptly (i) execute and deliver a first priority mortgage or deed of trust (subject only to Liens permitted by subsection 7.3) in favor of the Administrative Agent, for the benefit of the Lenders, covering such real estate, in form and substance reasonably satisfactory to the Administrative Agent, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real estate in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                 (c) With respect to any new Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the

Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be,
(iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                 6.11 WTOV-TV Merger. (a) (i) As soon as practicable after the Closing Date, take all actions to obtain FCC approval for the merger of the operations, assets and licenses of the Steubenville Station into the Borrower and (ii) as soon as practicable after obtaining such FCC approval, consummate such merger, so that immediately thereafter, the Steubenville Station (and each of its Subsidiaries, including, without limitation, its License Subsidiary) becomes wholly-owned and controlled by the Borrower and (b) simultaneously with the consummation of such merger, take all actions necessary for the redemption or retirement of the SBP Stock.


                         SECTION 7.  NEGATIVE COVENANTS

                 The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit Holdings or (except with respect to subsection 7.1) any of its Subsidiaries to, directly or indirectly:

                 7.1  Financial Condition Covenants.

                 (a) Consolidated Leverage Ratio. (i) At any time prior to the issuance of the Senior Subordinated Notes, permit the Consolidated Leverage Ratio at any time during any Test Period ending during any period set forth below to exceed the ratio set forth below opposite such period:

                  Period                                           Consolidated Leverage Ratio
                  ------                                           ---------------------------
                  Closing Date-12/30/97                                    6.50 to 1.0
                  12/31/97-12/30/98                                        5.50 to 1.0*
                  12/31/98-12/30/99                                        5.00 to 1.0
                  12/31/99-12/30/00                                        4.50 to 1.0
                  12/31/00 and thereafter                                  4.00 to 1.0

                 * The ratio during this period will be calculated on a pro forma basis after giving effect to the Capital Contribution, if any.

and (ii) after the issuance of the Senior Subordinated Notes, permit the Consolidated Leverage Ratio at any time during any Test Period ending during any period set forth below to exceed the ratio set forth below opposite such period:

                  Fiscal Quarter Ending                            Consolidated Leverage Ratio
                  ---------------------                            ---------------------------
                  Closing Date-6/29/98                                     7.00 to 1.0
                  6/30/98-12/30/98                                         6.75 to 1.0
                  12/31/98-12/30/00                                        5.75 to 1.0
                  12/31/00-12/30/02                                        4.75 to 1.0
                  12/31/02 and thereafter                                  4.25 to 1.0

                 (b) Consolidated Interest Coverage Ratio. (i) At any time prior to the issuance of the Senior Subordinated Notes, permit the Consolidated Interest Coverage Ratio at any time during any Test Period ending during any period set forth below to exceed the ratio set forth below opposite such period:

                  Period                                       Consolidated Interest Coverage Ratio
                  ------                                       ------------------------------------
                  Closing Date-12/30/97                                    1.60 to 1.0
                  12/31/97-12/30/98                                        1.75 to 1.0*
                  12/31/98-12/30/99                                        2.25 to 1.0
                  12/31/99-12/30/00                                        2.50 to 1.0
                  12/31/00 and thereafter                                  3.00 to 1.0

                 * The ratio during this period will be calculated on a pro forma basis after giving effect to the Capital Contribution, if any.

and (ii) after the issuance of the Senior Subordinated Notes, permit the Consolidated Interest Coverage Ratio at any time during any Test Period ending during any period set forth below to exceed the ratio set forth below opposite such period:

                  Fiscal Quarter Ending                        Consolidated Interest Coverage Ratio
                  ---------------------                        ------------------------------------
                  Closing Date-12/30/98                                    1.25 to 1.0
                  12/31/98-12/30/00                                        1.50 to 1.0
                  12/31/00-12/30/02                                        1.90 to 1.0
                  12/31/02 and thereafter                                  2.20 to 1.0

                 (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio at any time during any Test Period to be less than 1.05 to 1.00.

                 (d) Corporate Overhead. Permit Corporate Overhead for any fiscal year to exceed 10% of Broadcast Cash Flow for such fiscal year.

                 (e) Film Cash Payments. (i) Incur any Film Obligations unless on the date of the proposed incurrence of any Film Obligation, and after giving effect thereto, Film Cash Payments shall not exceed in the aggregate for the then current or any subsequent fiscal year set forth below, the amount set forth opposite such fiscal year:

                                  Year                                       Amount
                                  ----                                       ------
                                  1997                                       $4,250,000
                                  1998                                       $4,500,000
                                  1999                                       $5,000,000
                                  2000                                       $5,000,000
                                  2001                                       $5,000,000
                                  2002                                       $5,000,000
                                  2003                                       $5,000,000
                                  2004                                       $5,000,000

or (ii) modify or supplement any agreement or other instrument evidencing or relating to any Film Obligation, the effect of which is to advance or defer all or any portion of the payments to be made by the Borrower or any Subsidiary thereunder, as the case may be, unless, after giving effect thereto, the Borrower or any of its Subsidiaries would be permitted to incur at least $1.00 of additional Film Obligations without resulting in a breach of this subsection 7.1(e).

It is understood that for purposes of the covenants contained in this subsection 7.1, that for any period prior to the merger contemplated by subsection 6.11, to the extent not already included therein all items in this subsection 7.1 shall be deemed to include the amounts with respect to such items attributable to the Steubenville Station.

                 7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist (in each case, to "Incur") any Indebtedness, except:

                 (a)  Indebtedness of any Loan Party pursuant to any Loan
         Document;

                 (b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;

                 (c) purchase money Indebtedness and Indebtedness secured by Liens permitted by subsection 7.3(g), provided, that the aggregate amount of Indebtedness incurred pursuant to this subsection 7.2(c) shall not exceed $500,000 at any one time outstanding;

                 (d) Capital Lease Obligations, provided, that the aggregate principal amount of Capital Lease Obligations incurred pursuant to this subsection 7.2(d) in any fiscal year of the Borrower, when added to the aggregate amount of other Capital Expenditures made during such fiscal year pursuant to subsection 7.7(a), shall not exceed the amount permitted to be expended during such fiscal year pursuant to subsection 7.7(a);

                 (e)  Indebtedness outstanding on the date hereof and listed on
         Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);

                 (f) guarantees made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

                 (g) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $85,000,000 and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness;

                 (h)  Film Debt;

                 (i) additional Indebtedness of the Borrower (which may be guaranteed by the Subsidiaries of the Borrower) secured by Liens permitted under subsection 7.3(l) owing to one or more of the Lenders up to but not exceeding $10,000,000 in the aggregate at any one time outstanding which Indebtedness shall be extended under and be governed by the terms and conditions of this Agreement (subject to an agreement between the Borrower and such Lender governing solely the procedures for the initial borrowing thereof and whether such Indebtedness will be in the form of Term Loans or Revolving Credit Loans) and shall be treated for all purposes hereunder as Loans;

                 (j) Indebtedness in respect of any Interest Rate Protection Agreements permitted hereunder;

                 (k)  Indebtedness of the Borrower or any of its Subsidiaries
         (i) to the seller on an unsecured basis representing the purchase price in a Permitted Acquisition or (ii) assumed in connection with any Permitted Acquisition, in an aggregate amount for all Permitted Acquisitions not to exceed, in the case of clause (i), $2,500,000 and, in the case of clause (ii), $500,000; and

                 (l) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $5,000,000 at any one time outstanding.

                 7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

                 (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                 (b) carriers', statutory landlord's, warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                 (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                 (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, insurance contracts, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                 (e) easements, rights-of-way, restrictions, covenants, minor exceptions to title and other similar encumbrances (i) incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or (ii) which are set forth in the "marked up" commitments for title insurance delivered to the Administrative Agent on the Closing Date;

                 (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by subsection 7.2(e), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                 (g) (i) Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets (provided that (x) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (y) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (z) the amount of Indebtedness secured thereby is not increased) and (ii) Liens existing on any property or asset at the time of acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof at the time such Person becomes a Subsidiary (provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be,
         (y) such Lien shall not apply to any other property or assets of the Borrower or any of its Subsidiaries and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be);

                 (h)  Liens created pursuant to the Security Documents;

                 (i) any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

                 (j) any obligations or duties affecting any of the Property of the Borrower or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Property for the purposes for which it is held;

                 (k) Liens imposed by operation of law with respect to any judgments or orders not constituting an Event of Default;

                 (l) Liens on the assets subject to the Security Documents securing Indebtedness permitted under subsection 7.2(i), which Liens shall be pari passu with the Liens referred to in subsection 7.3(h);

                 (m) licenses, leases or subleases (other than with respect to any Station Licenses) permitted hereunder granted to others not interfering in any material respect in the business of the Borrower or any of its Subsidiaries;

                 (n) attachment or judgment Liens (other than judgment Liens paid or fully covered by insurance which are not outstanding for more than 60 days) in an aggregate amount outstanding at any one time not in excess of $1,000,000;

                 (o) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

                 (p) Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry; and

                 (q) Liens not otherwise permitted by this subsection 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $2,500,000 at any one time.

                 7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

                 (a) any Subsidiary of the Borrower (other than any License Subsidiary) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

                 (b) any Subsidiary of the Borrower (other than any License Subsidiary) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor; and

                 (c) the Borrower may effectuate the merger of the Steubenville Station contemplated by subsection 6.11.

                 7.5 Limitation on Sale of Assets. Dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any shares of Capital Stock to any Person, except:

                 (a) obsolete or worn out property disposed of in the ordinary course of business or property that is no longer useful in the conduct of the Borrower's business disposed of in the ordinary course of business;

                 (b) transfers resulting from any casualty or condemnation of property or assets;

                 (c) any sale or other transfer at fair market value of any property or assets constituting fixed assets for cash, provided that the aggregate net cash proceeds of the sales and transfers made pursuant to this paragraph (c) in the aggregate do not exceed $500,000 in any fiscal year;

                 (d) intercompany sales or transfers of assets made in the ordinary course of business;

                 (e) the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

                 (f) licenses or sublicenses of intellectual property and general intangibles (other than any Station Licenses) and licenses, leases, or subleases of other property (other than any Station Licenses) in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

                 (g)   dispositions permitted by subsection 7.4(b); and

                 (h) the sale of one Station for aggregate consideration equal to the fair market value of such Station (as determined in good faith by the board of directors of the Borrower, as evidenced by a board resolution) and in any event not to exceed $90,000,000; provided, that at least 75% of such consideration received by the Borrower in respect thereof shall be in the form of Cash and Cash Equivalents; and provided further, that the Net Cash Proceeds of such sale shall be applied, on the date of receipt of such Net Cash Proceeds, first, toward the prepayment of the Term Loans and second, to the extent of any excess either (i) to the permanent reduction of the Revolving Credit Commitments in the manner prescribed by the last sentence of subsection 2.9(e) and to the prepayment of the Revolving Credit Loans or (ii) if a Reinvestment Notice shall be delivered in respect thereof, deposited in a cash collateral account with the Administrative Agent (the proceeds of which will be invested by the Administrative Agent in Cash Equivalents at the request of the Borrower) to be released by the Administrative Agent at the request of the Borrower, subject to compliance by the Borrower at the time of such release with the terms and conditions of this Agreement, to the extent the Borrower is using the Net Cash Proceeds then on deposit for a Permitted Acquisition; provided that on the Reinvestment Prepayment Date with respect thereto, such Net Cash Proceeds shall be applied to the permanent reduction of the Revolving Credit Commitments and the prepayment of the Revolving Credit Loans in the manner set forth in clause (i) of this paragraph.





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
                 7.6 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

                 (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

                 (b)  Permitted Issuances may be made;

                 (c) so long as no Default or Event of Default shall have occurred and be continuing, Holdings may (i) purchase Holding's common stock or common stock options from present or former officers or employees of Holdings, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) during any fiscal year shall not exceed $2,500,000 net of any proceeds received by Holdings in connection with resales of any common stock or common stock options so purchased and (ii) pay management fees to Hicks Muse and its Affiliates expressly permitted by subsection 7.10; and

                 (d) the Borrower may declare dividends on the Preferred Stock as set forth in the terms of the Preferred Stock, provided, that the Borrower may not pay such dividends in cash on or prior to May 31, 2002; and provided further that the Borrower may pay such dividends in cash after May 31, 2002 so long as no Default or Event of Default has occurred and is continuing or would occur as a result of such payment and the Borrower provides the Administrative Agent with a certificate showing compliance with all of the covenants contained in subsection
         7.1 (with appropriate supporting documentation if requested by the Administrative Agent).

                 7.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise but not duplicative of Investments permitted by subsection 7.8(k)) any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding for any fiscal year the greater of (i) $2,500,000 and (ii) 15% of Consolidated EBITDA for the immediately preceding fiscal year.

                 7.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

                 (a) extensions of trade credit in the ordinary course of business;

                 (b)  investments in Cash Equivalents;

                 (c)  Guarantee Obligations permitted by subsection 7.2(f);

                 (d) loans and advances to employees of the Borrower or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $750,000 at any one time outstanding;

                 (e)  the Acquisitions;

                 (f) investments by the Borrower or any of its Subsidiaries in the Borrower or any Wholly Owned Subsidiary Guarantor;

                 (g) loans, advances or investments in existence on the Closing Date and listed on Schedule 7.8(g), and extensions, renewals, modifications or restatements or replacements thereof, provided that no such extension, renewal, modification or restatement shall (i) increase the amount of the original loan, advance or investment, or
         (ii) adversely affect the interests of the Lenders with respect to such original loan, advance or investment or the interests of the Lenders under this Agreement or any other Loan Document in any respect;

                 (h) investments constituting (but not duplicative of) Capital Expenditures permitted by subsection 7.7;

                 (i) investments consisting of Interest Rate Protection Agreements entered into in the ordinary course of business of the Borrower or any of its Subsidiaries and not for purposes of speculation;

                 (j) investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

                 (k)  Permitted Acquisitions; and





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
                 (l) in addition to investments otherwise expressly permitted by this subsection 7.8, investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,500,000 at any one time outstanding, so long as, after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing (including, without limitation, pursuant to subsection 7.1).

                 7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Subordinated Notes, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any uof the terms of the Senior Subordinated Notes or the Senior Subordinated Note Indenture (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon and (ii) does not involve the payment of a consent fee), the Preferred Stock or the management agreement with Hick Muse referred to in subsection 5.1(u) (other than changes that do not increase the amount or affect the timing of payments by Holdings, the Borrower or any of their Subsidiaries thereunder) or (c) designate any Indebtedness as "Designated Senior Indebtedness" for the purposes of the Senior Subordinated Note Indenture.

                 7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate. Notwithstanding the foregoing, Holdings, the Borrower and its Subsidiaries may pay to Hicks Muse and its Affiliates fees and expenses pursuant to a monitoring and oversight agreement and a financial advisory agreement, in each case approved by the board of directors of Holdings; provided that such agreements may not be amended to increase the amount of such fees above those set forth in such agreements as of the Closing Date without the consent of the Administrative Agent.

                 7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

                 7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of Holdings or the Borrower to end on a day other than December 31 or change Holdings' or the Borrower's method of determining fiscal quarters.

                 7.13 Limitation on Negative Pledge Clauses. Enter into with any Person, or suffer to exist, any agreement, other than (a) this Agreement and the other Loan Documents, (b) the Senior Subordinated Note Indenture and
(c) in the case of clause (i) below only, any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of Holdings, the Borrower or any of its Subsidiaries to (i) create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, or (ii) pay dividends or make other distributions, or pay any Indebtedness owed, to Holdings, the Borrower or any of its Subsidiaries.

                 7.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings, the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are reasonably related thereto (including, without limitation, in connection with any Permitted Acquisition).

                 7.15 Limitation on Amendments to Constituent and Acquisition Documents and Material Contracts. (a) Amend, supplement or otherwise modify its certificate of incorporation or by-laws or any of its other material contracts unless such amendment does not adversely affect the interests of any Lender in any material respect, (b) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Multi-Station Buyer or the WTOV-TV Buyer pursuant to the Acquisition Agreements or any other document delivered by the Multi-Station Sellers or the WTOV-TV Sellers or any of their affiliates in connection therewith such that after giving effect thereto such indemnities and licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (c) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Agreements or any such other documents except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.


                         SECTION 8.  EVENTS OF DEFAULT

                 If any of the following events shall occur and be continuing:

                 (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five





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
         days after any such interest or other amount becomes due in accordance with the terms hereof; or

                 (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

                 (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of subsection 6.4(a) (with respect to the Borrower only), subsection 6.7(a), Section 7 of this Agreement or subsections 5.1(i)(iv) or 5.1(m)(ii) of this Agreement or subsection 5.5 or 5.7(b) of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

                 (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this subsection), and such default shall continue unremedied for a period of 30 days; or

                 (e) The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of or interest on any Indebtedness (including, without limitation, any Guarantee Obligation and any Film Debt, but excluding the Loans, Reimbursement Obligations and Guarantee Obligations pursuant to the Guarantee and Collateral Agreement) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or
         (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph
         (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions (without duplication as to the same item of Indebtedness) of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

                 (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                 (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed (or a trustee shall be appointed) to administer, or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                 (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

                 (i) Any Loan Document shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent at the direction of the Required Lenders or all Lenders (to the extent required by subsection 10.1) or as otherwise permitted under this Agreement or the other Loan Documents) or shall be declared null and void (and, if such invalidity is such so as to be amenable to cure without materially disadvantaging the position of the Administrative Agent and the Lenders thereunder, the relevant Loan Party shall have failed to cure such invalidity within 30 days after notice from the Administrative Agent or such shorter time period as is specified by the Administrative Agent in such notice and is reasonable in the circumstances), or the validity or enforceability thereof shall be contested by any Loan Party, or any of the Liens intended to be created by any Security Document shall cease to be or shall not be a valid and perfected Lien having the priority contemplated thereby (and, if such invalidity is such so as to be amenable to cure without materially disadvantaging the position of the Administrative Agent and the Lenders as secured parties thereunder, the relevant Loan Party shall have failed to cure such invalidity within 30 days after notice from the Administrative Agent or such shorter time period as specified by the Administrative Agent in such notice and is reasonable in the circumstances); or

                 (j) A Change of Control shall occur or Holdings shall fail to own directly or indirectly, beneficially and of record 100% of the Capital Stock of the Borrower (other than the Preferred Stock) free and clear of all Liens other than Liens in favor of the Lenders pursuant to the Loan Documents; or

                 (k) (i) The Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors or Holdings under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert or
         (ii) an event of default shall occur with respect to the Senior Subordinated Notes or any event shall occur which does or with the giving of notice or passage of time would require the Borrower to prepay, purchase, redeem, retire, defease or otherwise acquire, or to make any payment on account of any principal of or premium payable in connection with the prepayment, purchase, redemption, retirement, defeasance or other acquisition of, any of the Senior Subordinated Notes; or

                 (l) Holdings, the Borrower or any Subsidiary shall incur any liability (not paid or fully covered by insurance) under any Environmental Law in an amount which would result in a Material Adverse Effect; or

                 (m) Failure by Holdings or the Holdings Investors or the Partnership to make the Capital Contribution as required by the Capital Contribution Agreement; or

                 (n) The principal broadcasting licenses of any Station, or any other material authorizations, licenses or permits issued by the FCC, shall be revoked or cancelled or expire by its terms and not be renewed, or shall be modified in a manner which would have a Material Adverse Effect; or

                 (o) The Borrower (or, prior to the merger contemplated by subsection 6.11, the WTOV-TV Buyer) shall have received a notice of termination with respect to its network affiliation agreements in existence on the Closing Date (or any alternative network affiliation agreement in compliance with this clause (o)) unless, within 30 days after receipt of such termination notice, an alternative network affiliation agreement in form and substance satisfactory to the Required Lenders with American Broadcasting Companies, Inc., Columbia Broadcasting Systems, Inc., Fox Broadcasting Company or National Broadcasting Company shall have been executed and delivered and come into effect prior to or concurrently with the termination date of such network affiliation agreement; or any such network affiliation agreement shall otherwise for any reason be terminated or cease to be in full force and effect; or

                 (p) the Borrower or any of its Subsidiaries shall default in the payment when due of any Film Obligations in an aggregate amount in excess of $250,000 and such default shall continue unremedied for a period of 90 or more days, except to the extent the same shall be contested in good faith and by proper proceedings and against which adequate reserves are being maintained; or

                 (q) Holdings shall conduct, transact or otherwise engage in any business or operations, incur, create, assume or suffer to exist any Indebtedness or other liabilities or obligations or Liens (other than pursuant to any of the Loan Documents), or own, lease, manage or otherwise operate any properties or assets, other than (1) incident to the ownership of all of the Capital Stock of the Borrower or (2) as otherwise permitted by this Agreement;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as otherwise expressly provided above in this Section 8, the Borrower waives presentment, demand, protest or other notice of any kind.


                             SECTION 9.  THE AGENTS

                 9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto to the extent permitted by applicable law. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                 9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request





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and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                 9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                 9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Credit





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Percentages and Term Loan Percentages in effect on the date on which indemnification is sought under this subsection 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this subsection 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

                 9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

                 9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                 9.10 Documentation Agent. The Documentation Agent shall not have any duties or responsibilities hereunder in its capacity as such.





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                           SECTION 10.  MISCELLANEOUS

                 10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 10.1. The Required Lenders and each Loan Party party to the relevant Loan Documents may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Credit Commitment, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this subsection 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the collateral or release all or substantially all of the Subsidiary Guarantors or Holdings from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in subsection 5.2 without the written consent of the Majority Revolving Credit Facility Lenders; (iv) change the allocation of payments among the Term Loan Facilities specified in subsection 2.15(b) or the allocation of payments between the Term Loan Facilities and the Revolving Credit Facility pursuant to subsection 2.9(e), in each case without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under each affected Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not





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continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                 10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

  The Borrower:                           STC Broadcasting, Inc.
                                          3839 4th Street North
                                          Suite 420
                                          St. Petersburg, Florida 33703
                                          Attention:  David A. Fitz
                                          Telecopy:  813-821-8092

        with copies to:                   Hicks, Muse, Tate & Furst Incorporated
                                          200 Crescent Court, Suite 1600
                                          Dallas, Texas 75201
                                          Attention:  Lawrence D. Stuart, Jr.
                                          Telecopy:  214-740-7313

  The Administrative Agent:               Chase Agency Services
                                          1 Chase Manhattan Plaza
                                          New York, New York 10017
                                          Attention: Sandra Miklave
                                          Telecopy: 212-552-7953

        with a copy to:                   The Chase Manhattan Bank
                                          270 Park Avenue
                                          New York, New York 10017
                                          Attention:  Stephen Mumblow
                                          Telecopy:  212-270-1480

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

                 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver





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thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                 10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

                 10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Administrative Agent and, at any time after and during the continuance of an Event of Default, of one counsel of all the Lenders, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from and against any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify and hold harmless each Lender and the Administrative Agent and their respective officers, directors, trustees, professional advisors, employees, affiliates, agents and controlling persons (each, an "indemnitee") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or





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willful misconduct of such indemnitee.  The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

                 10.6  Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                 (b) Any Lender may, without the consent of the Borrower, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.16, 2.17 and 2.18 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of subsection 2.17, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.





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                 (c)  Any Lender (an "Assignor") may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative
Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $2,500,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this subsection 10.6, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the Assignor, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 8(f) shall have occurred and be continuing.

                 (d) The Administrative Agent shall maintain at its address referred to in subsection 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. Any assignment of any Loan or other obligation hereunder (whether or not evidenced by a Note) shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower of any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for any Revolving Credit Note or Term Note of the assigning Lender) a new Revolving Credit Note or Term Note, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment or portion of the Term Loan, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment or portion of a Term Loan hereunder, a new Revolving Credit Note or Term Note, as the case may be, to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment or Term Loan, as the case may be, retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

                 (f)  The Loans made by each Lender shall be evidenced by a
Note issued by the Borrower, substantially in the form of Exhibit G-1 or G-2, as the case may be, payable to the order of such Lender. Each Lender is hereby authorized to record, on the schedule annexed to and constituting a part of the relevant Note, information regarding the relevant Loans made by such Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation or any error in such recordation shall not affect the Borrower's obligations hereunder or under any Note. On or prior to the effective date of an Assignment and Acceptance, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the relevant Notes, new Notes to the order of the Assignee and, if applicable, the Assignor. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

                 (g) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information concerning the Loan Parties and their respective affiliates which has been delivered to such Lender by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf any Loan Party in connection with such Lender's credit evaluation of the Loan Parties and their respective affiliates, under the condition that such Transferee or prospective Transferee shall previously have agreed to be bound by the provisions of subsection 10.15.

                 (h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such lender as a party hereunder.

                 10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans and/or of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                 (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                 10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.





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                 10.9  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

                 10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                 10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                 (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                 (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                 (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                 (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and





                                       96
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                 (e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 10.12 any special, exemplary, punitive or consequential damages.

                 10.13 Acknowledgements. The Borrower hereby acknowledges that:

                 (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                 (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                 (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                 10.14  WAIVERS OF JURY TRIAL.  THE BORROWER, THE
ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 10.15 Confidentiality. Each Lender agrees to keep information obtained by it pursuant hereto and the other Loan Documents identified as confidential in writing at the time of delivery confidential in accordance with such Lender's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender's employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source or such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities laws), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission to whose jurisdiction such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to Transferees or prospective Transferees who agree to be bound by the provisions of this subsection 10.15, (f) to the extent required in connection with any litigation between any Loan Party and any Lender with respect to the Loans or this





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
Agreement and the other Loan Documents or (g) with the Borrower's prior written consent. The agreements in this subsection 10.15 shall survive repayment of the Loans and all other amounts payable hereunder.

                 10.16 FCC Compliance. Notwithstanding anything to the contrary contained herein or in any other agreement, instrument or document executed in connection herewith, no party hereto shall take any actions hereunder that would constitute or result in a transfer or assignment of any Station License, permit or authorization or a change of control over such Station License, permit or authorization requiring the prior approval of the FCC without first obtaining such prior approval of the FCC.

                 10.17 Release of Preferred Pledge Agreement. Upon the payment in full of the Term Loans, together with accrued interest, fees and other amounts with respect thereto, whether out of the proceeds of the Senior Subordinated Notes or otherwise, the obligations of the pledgors under the Preferred Pledge Agreement (except for those obligations which are expressly stated to survive the termination thereof) shall terminate and the Administrative Agent and the Lenders agree to release to the pledgors thereof the Preferred Stock from the lien and pledge created by the Preferred Pledge Agreement.





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
                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                    STC BROADCASTING, INC.



                                    By: /s/ DAVID A. FITZ
                                       --------------------------------
                                       Name: David A. Fitz
                                       Title: Senior V.P., CFO & Secretary


                                    THE CHASE MANHATTAN BANK, as
                                     Administrative Agent and as a Lender



                                    By: /s/ MARIAN N. SCHULMAN
                                       --------------------------------
                                       Name: Marian N. Schulman
                                       Title: Attorney-in-fact


                                    NATIONSBANK OF TEXAS, N.A., as
                                     Documentation Agent and as a Lender


                                    By: /s/ DAVID G. JAMES
                                       --------------------------------
                                       Name: David G. James
                                       Title: Vice President




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